NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.4

PRODUCT DEVELOPMENT AND OPTION AGREEMENT

BETWEEN

NOVARTIS PHARMA AG

AND

CELL GENESYS, INC.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

This Product Development and Option Agreement (hereinafter, the "Option Agreement") is made and entered into as of this 23rd day of July 2003 (hereinafter the "Effective Date") between Cell Genesys, Inc. a Delaware corporation (hereinafter "Cell Genesys"), and Novartis Pharma AG, a Swiss corporation (hereinafter "Novartis").

WITNESSETH

WHEREAS, Cell Genesys has developed expertise to undertake broad drug discovery programs in connection with the Field;

WHEREAS, Novartis and its Affiliates are engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds that are safe and effective in treating or preventing human and animal diseases and conditions;

WHEREAS, Novartis and Cell Genesys have entered into the Patent Assignment and License Agreement, dated as of even date herewith, pursuant to which Novartis has transferred and licensed certain intellectual property related to the Field; and

WHEREAS, in connection with the transfer and license referred to above, both parties desire to enter into a collaboration, the objective of which is the development and commercialization of certain products in the Field.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Option Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not otherwise defined in this Option Agreement shall have the meanings set forth in the Definitions Appendix, attached hereto as Exhibit VII.

ARTICLE II

PRODUCT DEVELOPMENT PROGRAM

2.1. Product Development Program

(a) Subject to the terms and conditions set forth in this Option Agreement, Cell Genesys shall diligently engage in pre-clinical product development of the Development Products (including any derivatives or back-ups thereof as a Substitute Product as provided under Section 2.4) into Product Candidates. No later than one hundred and twenty (120) Days from the Effective Date, Cell Genesys shall submit to Novartis the product development plan for each Development Product ("PDP") detailing Cell Genesys' proposed Research Program, together with a budget proposal and plans to meet the Development Information criteria in connection therewith. Cell Genesys will entertain, in good faith, any comments and suggestions Novartis may have regarding the PDP. Consistent with the foregoing, Cell Genesys shall be solely responsible for the details (and implementation) of the finalized PDP. The PDP shall be attached hereto and made part hereof as Exhibit I. Subject to Section 2.4, Cell Genesys shall use diligent and commercially reasonable efforts consistent with sound and reasonable business practices and judgment to develop the Development Products into Product Candidates as soon as reasonably practicable, devoting not less than the same degree of attention and diligence to such efforts that it devotes to such activities for other of its products of comparable market potential. In determining whether Cell Genesys is in compliance with the foregoing provisions, there shall be taken into account the normal course of drug development programs in the pharmaceutical industry conducted with sound and reasonable business practices and judgment for compounds with a comparable market potential.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Cell Genesys shall commence and conduct the Research Program with respect to the Development Products in accordance with the PDP. Cell Genesys shall ensure that it submits an IND for each of the Development Products (other than for Terminated Development Products) and Substitute Products (if applicable) to applicable Regulatory Authorities. Cell Genesys shall promptly notify Novartis of any acceptance or any objection or rejection of the submitted IND by the applicable Regulatory Authorities. Cell Genesys shall use commercially reasonable efforts to overcome any such objection or rejection until final acceptance of such IND by the applicable Regulatory Authorities. During the course of the Research Program, Cell Genesys shall promptly inform Novartis of any planned or implemented material change to or deviations from the PDP, together with the reasons for such changes or deviations. In the event that Novartis objects to or makes any comments or suggestions to any such changes or deviations, Cell Genesys shall entertain such objections, comments or suggestions in good faith, and implement any such objection, comments or suggestions acceptable to Cell Genesys.

2.2. Information Exchange

(a) Liaison Meetings.

Each party will designate not more than four (4) employees to act as liaisons for purposes of this Option Agreement (such employees, the "Liaisons"). The Liaisons will be individuals with expertise in research and development, or other matters as each party may determine in its sole discretion. The identities of the initial Liaisons will be communicated by the parties to each other. The parties may change their Liaisons at any time by providing notice of such change pursuant to the notice provisions of this Option Agreement. The Liaisons shall meet periodically, but no less than semi-annually or as otherwise agreed between the parties, to (i) review the progress made by Cell Genesys under the Research Program, (ii) provide Novartis with the occasion to exchange with Cell Genesys comments and suggestions to the further research under the Research Program, (iii) provide the parties with the possibility to prepare for an eventual exercise of Novartis' Option for Product Candidates in order to allow for seamless and efficient further development. The Liaisons' meetings shall be documented with minutes which will be approved by Novartis and Cell Genesys.

(b) Other Research and Development Programs.

Additionally, from the Effective Date until the 7th anniversary thereof or the termination of this Option Agreement, whichever occurs first, the parties shall meet semi-annually whereby Cell Genesys shall also provide information to Novartis regarding its other research and development programs with respect to Other Products and Additional Products in the Field (collectively, "Other Research and Development Programs"). Prior to consummating any transaction with a Third Party for the development or commercialization of such Other Products or Additional Products (other than any Rejected Products), Cell Genesys shall offer Novartis the right to negotiate the rights to develop or commercialize such Other Products or Additional Products (other than any Rejected Products). Novartis shall indicate its interest no later than twenty (20) Days from such offer. Upon Novartis' notification to Cell Genesys indicating with interest, the parties shall enter into exclusive negotiations (for a period to be mutually agreed by the parties, but no less than a period of sixty (60) Days from the time of such notification, or as otherwise mutually agreed by the parties) to agree in good faith on the terms and conditions any such right of development or commercialization.

2.3. Conduct of Research and Development

Cell Genesys will work, at its own cost, diligently and use commercially reasonable and good faith efforts, consistent with prudent business judgment and consistent with pharmaceutical and biotechnology industry standards to implement the PDP, with qualified, experienced scientists, and in material compliance with the requirements of applicable laws and regulations in an effort to achieve its objectives efficiently and expeditiously. Cell Genesys shall maintain adequate laboratories, offices and other facilities to carry out the activities to be performed pursuant to the PDP. In conformity with standard pharmaceutical and biotechnology industry practices, the requirement of regulatory authorities and the terms and conditions of this Option Agreement, Cell Genesys shall prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes, reports and raw data with respect to activities conducted pursuant to the PDP and, upon Novartis' written request, shall make legible copies of the aforesaid available to Novartis. Novartis shall have the right to freely use such primary data for archiving and regulatory purposes. Upon reasonable advance notice, both Novartis and Cell Genesys agree to make its employees and non-employee consultants reasonably available at their places of employment to consult with the other party on issues arising during the implementation of the PDP and in connection with any request from any regulatory agency, including, without limitation, regulatory, scientific, technical and clinical testing issues. Cell Genesys shall keep Novartis reasonably informed as to all relevant discoveries and technical developments (including any inventions) made under the PDP. Cell Genesys shall prepare and distribute to Novartis a reasonably detailed written summary report relating to progress regarding the PDP on an annual basis.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4 Discontinuation; Substitute Product

During the course of the Research Program, Cell Genesys may, subject to its obligations of diligence and commercial reasonableness in Section 2.1 hereof, discontinue further research and development with respect to a particular Development Product ("Terminated Development Product"). Cell Genesys shall promptly notify Novartis of such discontinuance and the parties shall meet to discuss in good faith any Substitute Product for such Terminated Development Product. In the event that within twenty four (24) months from the date of termination of the Terminated Development Product, Cell Genesys, at its discretion, begins development of a Substitute Product, then Cell Genesys shall offer to Novartis such Substitute Product, and if Novartis accepts such Substitute Product, such Substitute Product shall be deemed a Development Product hereunder (including a PDP and a budget for such Substituted Product). Cell Genesys shall conduct development of such Substitute Product using commercially reasonable efforts to develop such Substitute Product into a Product Candidate. Cell Genesys shall reallocate any unused portion of the Fee allocated or budgeted for the Terminated Development Product to the remaining Development Products or Substitute Product under development.

With respect to any Substitute Development Costs for a specific Substitute Product, Novartis shall, upon the exercise of the Option (and the execution of the Development License and Commercialization Agreement in connection therewith) with respect to such Substitute Product, reimburse Cell Genesys [*] of such Substitute Development Costs for such Substitute Product, in a manner and time to be mutually agreed by the parties.

2.5. Subcontractors

Cell Genesys may perform some of its obligations under the Research Program through one or more competent subcontractors, provided that (i) Cell Genesys shall first notify Novartis of its intent to engage such subcontractor, (ii) none of Novartis' rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (iii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by Cell Genesys pursuant to this Option Agreement. Cell Genesys will at all times be responsible for the performance and payment of such subcontractor.

2.6. Conflict of Interest

During the term of the Option Agreement, in order to avoid any conflict of interest, Cell Genesys and Novartis hereby agrees to cooperate in the Field with each other by informing each other without delay if one party intends to take up a collaboration project with a Third Party that might cover or affect the Field, in whole or in part.

ARTICLE III

PAYMENTS AND ROYALTIES

3.1. Payment

At the Effective Date, Novartis shall make a non-refundable cash payment to Cell Genesys in the amount of twenty eight and a half million US Dollars (USD $28,500,000) (hereinafter the "Fee"). Novartis shall make this payment to a Cell Genesys account communicated by Cell Genesys to Novartis. Cell Genesys shall use the Fee solely and exclusively to pay for development costs directly attributable to and incurred in connection with the Research Program with respect to the Development Products and Substitute Products (if applicable) and the budget set forth in the PDP. The parties hereto agree that within ninety (90) Days after the end of the first and second anniversary of the Closing, Cell Genesys shall provide Novartis a statement setting out in reasonable detail such development costs associated with the Research Program with respect to the Development Products and Substitute Products (if applicable). Except as expressly provided in this Option Agreement, Novartis shall have no further obligation to provide any additional financing to Cell Genesys in connection with the Research Program with respect to the Development Products and Substitute Products (if applicable).

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Cell Genesys covenants that the Fee paid by Novartis hereunder shall be deposited and remain in a bank account other than an account with Fleet National Bank, and that the Fee (or any portion thereof) shall not be in anyway, directly or indirectly, serve as collateral for any obligations of Cell Genesys (including, without limitation, having a security interest or a lien held by a Third Party on the Fee).

3.2 Option Payment

For each Product Candidate that Novartis exercises its Option in accordance with Article IV, upon the execution of the Development License and Commercialization Agreement for such Product Candidate, Novartis shall make a non-refundable, one-time payment to Cell Genesys of [*] for each such Product Candidate.

3.3 Royalties for Refused Product Candidate and Other Products

For each Refused Product Candidate or Other Product sold by Cell Genesys or any Third Party licensee or sublicensee of Cell Genesys, Cell Genesys shall pay Novartis the amount of [*] of the Adjusted Net Sales of such Refused Product Candidate or Other Product.

3.4 Royalties for Additional Products

For each Additional Product sold by Cell Genesys or any Third Party licensee or sublicensee of Cell Genesys, Cell Genesys shall pay Novartis the amount of [*] of the Adjusted Net Sales of such Additional Product.

3.5 Royalties for China

Notwithstanding anything to the contrary hereunder, for each Product sold by Cell Genesys or any Third Party licensee or sublicensee of Cell Genesys in China, Cell Genesys shall pay to Novartis the amount of [*] of the Adjusted Net Sales of such Product.

3.6 Payment and Sales Reports

Royalties pursuant to Sections 3.3, 3.4 and 3.5 shall be payable to Novartis by Cell Genesys on a quarterly basis. Cell Genesys shall, within forty-five (45) Days after the end of each applicable calendar quarter, pay Novartis such royalties for such quarter by wire transfer from Cell Genesys to an account designated by Novartis, following wire transfer instructions specified by Novartis periodically to Cell Genesys. Together with such payment, Cell Genesys shall furnish or cause to be furnished to Novartis on a quarterly basis a Sales Report covering the applicable calendar quarter. With respect to sales of the aforementioned Products invoiced in U.S. Dollars, the Adjusted Net Sales amounts and the amounts due to Novartis hereunder shall be expressed in U.S. Dollars. With respect to sales of the products invoiced in a currency other than U.S. Dollars, the Adjusted Net Sales and amounts due to Novartis hereunder shall be expressed in the domestic currency of the party making the sale, together with the U.S. Dollar equivalent of the amount payable to Cell Genesys, calculated using a monthly exchange rate as reported in the Wall Street Journal at the last Business Day of such month for the translation of foreign currency sales into U.S. Dollars.

ARTICLE IV

LICENSE OPTION

4.1. Product Candidate

During the course of the Research Program, when and if Cell Genesys has completed a Proof of Concept Study with respect to a Product Candidate, Cell Genesys shall promptly notify Novartis of this fact and shall provide Novartis all of the Development Information (as defined in Section 4.2. below) with respect to such Product Candidate.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Development Information

Cell Genesys shall provide Novartis with the following with respect to each Product Candidate (collectively, the "Development Information"):

(a) the results of Proof of Concept Study, and the information required under Exhibit III attached to this Option Agreement, including, without limitation, true and correct copies of all INDs submitted to the applicable Regulatory Authorities in connection therewith;

(b) all other material information known to Cell Genesys about the proposed Product Candidate which shall include, without limitation, all data relating to a Product Candidate, all results of the Proof of Concept Study, written information on registered interaction with Regulatory Authorities and any studies and materials on health and safety, including analysis results and raw data from the pre- clinical development studies;

(c) any previously undisclosed information with respect to Cell Genesys Technology relating to the Product Candidate;

(d) knowledge of Cell Genesys regarding Third Party IP rights necessary to commercialize the Product Candidate; and

(e) [*] an amount of any biological or chemical substance as is reasonably necessary for Novartis to exercise its Option. Such substance shall be accompanied by a certificate of analysis and shall contain no warranty other than that of conformity with the certificate of analysis.

4.3 Acceptance of Development Information

Upon receipt of the Development Information for Cell Genesys, Novartis shall have the right to review the Development Information and, within reasonable time (not to be later than thirty (30) Days), to request for additional Development Information necessary to exercise the Option. Novartis shall have the right to perform its own tests on such Product Candidate and Cell Genesys shall make all reasonable effort to cooperate with Novartis in connection with such tests.

4.4 Option Period

Upon the receipt of all Development Information (including supplemental Development Information requested by Novartis), Novartis shall have a period of sixty (60) Days therefrom to exercise the Option (the "Option Period"). Should Novartis reasonably determine during the Option Period, that the Development Information is not complete, the expiration of the Option Period will be suspended until Cell Genesys complies with such determination, or until any dispute thereof is resolved. Unless Cell Genesys disputes whether the Development Information is not complete, Cell Genesys shall perform such activities as identified with particularity by Novartis to correct any of such shortcomings and resubmit to Novartis the required Development Information. During the time from the notice of Novartis to Cell Genesys of this non-satisfaction and until Cell Genesys resubmits to Novartis the Development Information, the Option Period shall be stayed. Notwithstanding anything to the contrary hereunder, unless otherwise agreed by the parties, in no event shall the Option Period for a particular Product Candidate (together with all extensions thereof) exceed one hundred and twenty (120) Days from the initial receipt of the Development Information for the relevant Product Candidate.

4.5 Exclusive Option

During the Option Period, Novartis shall have the exclusive right and option (the "Option") to select any and all Product Candidates proposed to Novartis by Cell Genesys hereunder for further development and commercialization, under the terms and conditions set forth in the Development License and Commercialization Agreement. During the Option Period (including any extensions thereof) or until Novartis has provided written notice to Cell Genesys that it will elect not to exercise its right and option hereunder, whichever occurs first, Cell Genesys shall not grant any licenses with respect to the Product Candidate to any Third Party other than a license in respect to the territories of China. After expiration of the Option Period (if an Option is not timely taken by Novartis) or, if earlier, on receipt of such written notice from Novartis not to exercise the Option, Cell Genesys shall be free to grant licenses and to assign any and all of its rights with respect to a Product Candidate to any Third Party, subject to any other restrictions in the Transaction Documents.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6. Extension of Option Period

Novartis may further propose to Cell Genesys by written notice delivered during the Option Period, that the Option Period for the Product Candidate be extended for additional studies or data generation for a specified time to permit Novartis, at its expense, to conduct such additional studies of the Product Candidate as may be specified in the notice. Cell Genesys shall discuss this request with Novartis and the parties shall reach a mutual agreement in good faith with respect to the requested extension of the Option Period and the conduct of additional studies. At the request of Novartis, Cell Genesys shall supply Novartis with such amounts of the biological or chemical substances as reasonably necessary for Novartis to conduct such additional studies during the Option Period. Such reference substance shall be accompanied by a certificate of analysis and shall contain no warranty other than that of conformity with the certificate of analysis.

4.7. Exercise of Option

Novartis may exercise its Option and accept a Product Candidate for further development and commercialization by delivery to Cell Genesys, within the Option Period, by providing to Cell Genesys a written notice of exercise (an "Exercise Notice"), specifying the Product Candidate as to which the Option is being exercised. No later than ten (10) Days after such Exercise Notice is received by Cell Genesys, (i) both parties shall be obliged to duly execute the Development License and Commercialization Agreement, and (ii) Cell Genesys shall provide Novartis with updated Exhibit I to the Development License and Commercialization Agreement. For the avoidance of doubt, it shall be understood that the terms and conditions of the Development License and Commercialization Agreement shall not be changed or amended, except as provided for in this Section 4.7, and that the obligation of both parties to duly execute the Development License and Commercialization Agreement is entered into with the full knowledge that the terms may not be changed or amended and that the obligation to have each party to sign the Development License and Commercialization Agreement as attached are valid and enforceable by the other party. In the event that Novartis fails to exercise the Option with respect to a particular Product Candidate prior to the expiration of the Option Period (and extensions thereof) or indicates expressly that it shall not exercise the Option with respect to a particular Product Candidate, such Product Candidate shall be deemed a "Refused Product Candidate."

ARTICLE V

AUDITS

5.1. Audit Right

During the term of this Option Agreement and for a period of three (3) years thereafter, Cell Genesys and its Affiliates shall keep accurate, necessary and proper books and records, including financial records, relating to its obligations under, and compliance with, the terms of this Option Agreement, and Novartis shall have the right to conduct audits of such records in accordance with this Article V. Novartis, or through representatives appointed by Novartis and reasonably acceptable to Cell Genesys, shall have the right, at reasonable times and upon reasonable notice, but not more often than two (2) times each calendar year, to examine such books and records as may be necessary (a) to determine the correctness of any report or payment made under this Option Agreement, (b) to determine the consistency of actual expenditures relating to the PDP, (c) to determine compliance by Cell Genesys with the terms and conditions for use of such expenditures as stipulated throughout this Option Agreement versus the actual expenditures of the Fee, and (d) to determine compliance by Cell Genesys of any other financial obligations under this Option Agreement. Cell Genesys and its Affiliates shall cooperate fully with Novartis and its representatives in connection with such audit.

5.2 Cost of Audit

Novartis shall bear the full cost and expense of the audit conducted under this Article V, unless (i) a discrepancy in excess of the greater of two percent (2%) of royalties or USD $100,000, whichever is greater, in favor of Novartis is discovered, or (ii) Cell Genesys misstated wilfully the financial data it reported to Novartis. In that event, Cell Genesys shall bear the full cost and expense of such audit (which cost and expense, together with all amounts in discrepancy, shall be paid to Novartis promptly upon notice thereof).

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VI

CONFIDENTIALITY

The parties acknowledge and agree that all Confidential Information disclosed by one party to the other party shall be subject to the Confidentiality Appendix, attached hereto as Exhibit VIII.

ARTICLE VII

INDEMNIFICATION

7.1. Indemnification by Cell Genesys

Cell Genesys will defend, indemnify and hold Novartis and its Affiliates, and their employees, officers and directors, harmless against all Losses that are based on or arise out of:

(a) the breach for Losses arising out of the handling of the Development Products and Substitute Products by Cell Genesys or its Affiliates under any of its obligations, covenants, representations or warranties set forth in this Option Agreement;

(b) the gross negligence or wilful misconduct of Cell Genesys and its Affiliates, and their employees, officers and directors, in the performance of obligations or exercise of rights under this Option Agreement; and

(c) Cell Genesys' or its Affiliates' violation of any applicable law or regulation;

provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or wilful misconduct of Novartis and its Affiliates, and their employees, officers and directors.

7.2. Indemnification by Novartis

Novartis will defend, indemnify and hold Cell Genesys and its Affiliates, and their employees, officers and directors harmless against all Losses that is based on or arises out of:

(a) the breach by Novartis of any of its obligations, covenants, representations or warranties set forth in this Option Agreement;

(b) the gross negligence or wilful misconduct of Novartis and its Affiliates, and their employees, officers and directors in the performance of obligations or exercise of rights under this Option Agreement; and

(c) Novartis or its Affiliates' violation of any applicable law or regulation;

provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or wilful misconduct of Cell Genesys and its Affiliates, and their employees, officers and directors.

7.3. Claims Procedures as to Third Party Claims

Each party entitled to be indemnified by the other party (an "Indemnified Party") pursuant to Section 7.1 or 7.2 hereof shall give notice to the other party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) the Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give notice to the Indemnified Party of the Indemnifying Party's decision to so assume such defense within thirty (30) Days after the date of the notice from the Indemnified Party of the Third Party claim as to which indemnity is sought and acknowledges in writing to the Indemnified Party that any Loss in connection with such claim or any litigation resulting therefrom is a Loss for which the Indemnified Party shall be entitled to indemnification pursuant to this Article VII;

(b) counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with the Indemnified Party's own counsel at the Indemnified Party's own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action; or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(c) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Option Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

(d) no Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation;

(e) each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

(f) if the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1. Prosecution and Maintenance of Patent Rights

8.1.1 Except as provided below and in the Assignment and License Agreement and the Development License and Commercialization Agreement, Cell Genesys shall, at its discretion, be responsible, at its own expense, for diligently taking all commercially reasonable steps necessary to file, prosecute, maintain and extend all Cell Genesys Patents, including, but not limited to, deciding whether to pursue any Patents relevant to the Product Candidates ("Relevant Cell Genesys Patents").

8.1.2 Cell Genesys shall consider in good faith the requests and suggestions of Novartis with respect to strategies for filing, prosecuting, maintaining and extending the Relevant Cell Genesys Patents.

8.2 Third Party Intellectual Property

Cell Genesys shall use commercially reasonable efforts to acquire or license all necessary Third Party Intellectual Property rights necessary for Novartis to develop and commercialize the Product Candidates in accordance with the Development License and Commercialization Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE IX

TERM AND TERMINATION

9.1. Term

Unless earlier terminated as set forth in this Article IX, this Option Agreement shall be effective as of the Effective Date and shall expire: (i) upon the expiration or termination of the last active Development License and Commercialization Agreement, or (ii) if no Development License and Commercialization Agreement is ever executed, upon completion of all Research Programs by Cell Genesys in accordance with this Option Agreement such that all possibility of Product Candidates to be offered to Novartis are exhausted.

9.2. Termination by Novartis for Cause

Upon written notice to Cell Genesys, Novartis may at its sole discretion unilaterally terminate this Option Agreement upon the occurrence of any of the following events:

(a) Cell Genesys shall materially breach any of its material obligations under this Option Agreement and shall not have remedied such material breach within sixty (60) Days after Novartis sends written notice of specifying such breach to Cell Genesys;

(b) Cell Genesys shall cease to function as a going concern by suspending or discontinuing its business for any reason (including bankruptcy) except for merger and acquisition or interruptions caused by force majeure, strike, labour dispute or any other events over which it has no control.

In the event of any valid termination under this Section 9.2, Novartis shall have the right with respect to any Product Candidate to immediately exercise the Option. Notwithstanding the foregoing, any Development License and Commercialization Agreement then in effect shall continue in effect unless it is expressly terminated in accordance with its terms.

9.3 Termination by Cell Genesys for Cause

Cell Genesys may terminate this Option Agreement upon written notice to Novartis upon the occurrence of any of the following events:

(a) Novartis shall materially breach any of its material obligations under this Option Agreement and shall not have remedied such material breach within sixty (60) Days after Cell Genesys sends written notice of specifying such breach to Novartis; or

(b) Novartis shall cease to function as a going concern by suspending or discontinuing its business for any reason except for merger and acquisition or interruptions caused by force majeure, strike, labour dispute, or any other events over which it has no control.

Notwithstanding the foregoing, any Development License and Commercialization Agreement then in effect shall continue in effect unless it is expressly terminated in accordance with its terms.

9.4 Effect of Termination

Except where explicitly provided elsewhere herein, termination of this Option Agreement for any reason, or expiration of this Option Agreement, will not affect: (i) obligations which have accrued as of the date of termination or expiration and (ii) obligations and rights which, expressly or from the context thereof, are intended to survive termination or expiration of this Option Agreement.

9.5 Survival

Articles V, VI, VII, X, XI and XII, and all exhibits attached hereto, shall survive the expiration or termination of this Option Agreement. Obligations under Article III shall survive until the expiration of the last to expire patent assigned or licensed to Cell Genesys under the Assignment and License Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1. Representations and Warranties of Cell Genesys

Cell Genesys represents and warrants to Novartis as follows as of the Effective Date: This Option Agreement has been duly executed and delivered by Cell Genesys and constitutes the valid and binding obligation of Cell Genesys, enforceable against Cell Genesys in accordance with its terms. The execution, delivery and performance of this Option Agreement have been duly authorized by all necessary action on the part of Cell Genesys, and its officers and directors on behalf of Cell Genesys.

10.2.Representations and Warranties of Novartis

Novartis represents and warrants to Cell Genesys as follows as of the Effective Date: This Option Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against Novartis in accordance with its terms. The execution, delivery and performance of this Option Agreement have been duly authorized by all necessary action on the part of Novartis, and its officers and directors on behalf of Novartis.

10.3. Limitations

(a) EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NONE OF THE PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO THE SUBJECT MATTER OF THIS OPTION AGREEMENT.

(b) EXCEPT FOR LOSSES WHICH ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS OF EITHER PARTY WITH RESPECT TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

ARTICLE XI

DISPUTE RESOLUTION

11.1 Governing Law and Jurisdiction

This Option Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflict of laws principles.

11.2 Conciliation

In the event of any controversy or claim arising out of or relating to any provision of this Option Agreement, the parties shall, and either party may, initially refer such controversy or claim to the chief executive officer (or his/her representative) of Cell Genesys and the head of the Oncology business unit (or any successor business unit) of Novartis who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within sixty (60) Days of the date of initial referral of the matter, either party shall be free to initiate legal proceedings of the following Section.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3. Jurisdiction

Except with respect to disputes which shall be resolved through conciliation in accordance with Section 11.2, each party irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any state courts sitting in New York, New York, for purposes of any action, suit or other proceeding arising out of this Option Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1.Waiver

No provision of this Option Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

12.2.Force Majeure

The failure of either party to perform its obligations under this Option Agreement (other than the obligations to make any payments or obligations of confidentiality) shall not subject such party to any liability or place it to be in breach of any term or condition of this Agreement to the other party if such failure is caused by Force Majeure; provided, however, that the party affected shall promptly notify the other party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and resume the performance of its obligations as soon as reasonably practicable. If a condition constituting Force Majeure exists for more than ninety (90) consecutive Days, the parties shall negotiate a mutually satisfactory solution at the expense of the party invoking Force Majeure. "Force Majeure" shall mean any cause beyond the reasonable control of such nonperforming party, including, without limitation, acts of God, fire, explosion, flood, earthquake, drought, war, hostility, revolution, riot, civil disturbance, national emergency, sabotage, embargo, strikes or other labor trouble.

12.3.Severability

If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Option Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Option Agreement are consummated as originally contemplated to the greatest extent possible.

12.4.Assignment

This Option Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that (i) either party may assign the benefit of this Option Agreement, without the consent of the other party, to any of its Affiliates, if the assigning party remains obligated on a primary basis for the full performance of its Affiliates' obligations hereunder, and (ii) Novartis may assign this Option Agreement, without the consent of Cell Genesys, in connection with the transfer or sale of all or substantially all of its assets or business to which this Option Agreement relates or in the event of its merger or consolidation with another company. In the event Cell Genesys consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cell Genesys shall assume the obligations set forth in this Option Agreement. Any purported assignment in contravention of this Section 12.4 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder. This Option Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.5 Compliance

The parties shall comply in all material respects with all applicable laws and regulations in connection with their respective activities under this Option Agreement.

12.6.Affiliates

Novartis may perform its obligations hereunder personally or through one or more Affiliates, although each party shall nonetheless be solely responsible for the performance of its Affiliates. Neither party shall permit any of its Affiliates to commit any act (including any act or omission) which such party is prohibited hereunder from committing directly. The use of subcontractors by either party shall not increase the financial obligations of the other party hereunder in any respect.

12.7.Counterparts

This Option Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same agreement.

12.8.No Agency

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis and Cell Genesys. Notwithstanding any of the provisions of this Option Agreement, neither party to this Option Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Option Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

12.9.Notices

All communications between the parties with respect to any of the provisions of this Option Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by personal delivery (which shall be deemed received when delivered), by reputable international express courier (which shall be deemed received when delivered), by prepaid, certified mail (which shall be deemed received by the other party on the seventh Day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by prepaid certified mail, given by the close of business on or before the next following Business Day:

If to Novartis, at:

Novartis Pharma AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: General Counsel
Tel.: +41 61 324 1111
Fax: +41 61 324 8001

If to Cell Genesys, at:

Cell Genesys, Inc.
500 Forbes Blvd.
South San Francisco, CA 94080
Attention: Stephen A. Sherwin, M.D.
Tel.: (650) 266 3000
Fax: (650) 266 3010

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.10.Headings

The descriptive headings contained in this Option Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Option Agreement.

12.11.Entire Agreement

This Option Agreement including the Exhibits attached hereto contain the entire understanding of the parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective parties.

12.12.Notice of Pharmaceutical Side-Effects

During the term of this Option Agreement, the parties shall keep each other promptly and fully informed and will promptly notify appropriate authorities in accordance with applicable law, after receipt of information with respect to any adverse reaction, as defined by the World Health Organization or applicable regulatory authority, directly or indirectly attributable to the use or application of a Product Candidate.

[Signature Page and Exhibits Follow]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed by their duly authorized representatives in duplicate as of the day, month and year first above written.

NOVARTIS PHARMA AG By:___________________________________ Name: Title:	CELL GENESYS, INC. By:___________________________________ Name: Title:

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit I PDP

Exhibit II Form of Development License and Commercialization Agreement

Exhibit III Development Information and ESC

Exhibit IV Financial Appendix

Exhibit V Form of Manufacturing and Supply Agreement

Exhibit VI Development Products

Exhibit VII Definitions Appendix

Exhibit VIII Confidentiality Appendix

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT I

OPTION AGREEMENT

PDP

To be attached within one hundred and twenty (120) Days from the Effective Date.

EXHIBIT II

OPTION AGREEMENT

FORM OF DEVELOPMENT LICENSE AND COMMERCIALIZATION AGREEMENT

See attached.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT LICENSE AND COMMERCIALIZATION AGREEMENT

BETWEEN

NOVARTIS PHARMA AG

AND

CELL GENESYS, INC.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

This Development License and Commercialization Agreement (hereinafter this "Development License and Commercialization Agreement") is made and entered into as of [___] (hereinafter the "Effective Date") between Cell Genesys, Inc. ("Cell Genesys") and Novartis Pharma AG ("Novartis").

WITNESSETH

WHEREAS, Cell Genesys and Novartis are parties to that Product Development and Option Agreement dated July 23, 2003 (hereinafter the "Option Agreement") pursuant to which Cell Genesys has developed a Product Candidate relating to oncolytic adenovirus vector therapies;

WHEREAS, in accordance with the Option Agreement, Novartis has exercised its Option to develop and commercialize such Product Candidate; and

NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used, but not otherwise defined herein, shall have the meanings given to such terms in the Definitions Appendix, attached hereto as Exhibit II.

ARTICLE II

LICENSE

2.1. Grant to Novartis

(a) Subject to the terms and conditions of this Development License and Commercialization Agreement and the Manufacturing and Supply Agreement, Cell Genesys hereby grants to Novartis an exclusive right and license in the Option Territory under the Cell Genesys Technology to develop, manufacture, have manufactured, export, import, market, use, offer to sell, sell and register, and otherwise exploit, the Option Product in the Field. Novartis shall have the right to grant sublicenses freely to any Third Party of its choosing under this Development License and Commercialization Agreement. For the avoidance of any doubt, "exclusive" under this Section 2.1 (a) shall mean that neither Cell Genesys nor any other Third Party shall have any rights under the Cell Genesys Technology with respect to the Option Product; provided, however, subject to the terms and conditions of this Development License and Commercialization Agreement, Cell Genesys shall have the right to use Cell Genesys Technology to comply with its obligations and exercise its rights under this Development License and Commercialization Agreement and the Manufacturing and Supply Agreement.

(b) Novartis may subcontract its rights to develop the Option Product to a Third Party and may contract with Third Parties of its choice to conduct or assist in its development program and in the conduct of human Clinical Trials and the evaluation of trial data or for any of its co-commercialization purposes (other than manufacturing).

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2. Information and Materials Transfer

During the term of this Development License and Commercialization Agreement, Cell Genesys shall disclose in writing to Novartis all Cell Genesys Technology that is reasonably necessary or useful for Novartis to develop and commercialize the Option Product. Cell Genesys shall, as soon as practicable after the Effective Date, supply Novartis, [*] with such amounts of Option Product Materials for Clinical Trials as is reasonably necessary for Novartis to develop and commercialize the Option Product under this Development License and Commercialization Agreement. Delivery of such Option Product Materials shall be accompanied by a certificate of analysis and shall contain no warranty other than that of conformity with the certificate of analysis.

2.3. Non-Competition

With respect to the Option Product, Cell Genesys shall not, directly or indirectly, commercialize any Competing Product for a period of time commencing from the commercial Launch Date for such Option Product to the longer of (i) the tenth (10th) anniversary of such Launch Date, or (ii) the expiration of the last to expire applicable Patent, included in the Cell Genesys Patents, having a Valid Claim covering such Option Product.

ARTICLE III

DEVELOPMENT

3.1. Commencement of the Post Proof of Concept Development Program

Novartis shall commence and continue, subject to this Article III, a Post Proof of Concept Development Program with respect to the Option Product ("Novartis Development Program"). Novartis will have sole authority and responsibility for the Novartis Development Program with respect to the Option Product.

3.2. Development Costs

From the Effective Date of this Development License and Commercialization Agreement, each of Cell Genesys and Novartis shall be responsible for the Development Costs. The Development Costs shall be allocated in the form set out in the chart illustrated in this Section 3.2, and the Development Costs shall be subject to and calculated in accordance with the Financial Appendix, attached hereto as Exhibit III:

	Cell Genesys	Novartis
Option Territory (excluding the U.S.)	[*] of Development Costs	[*] of Development Costs
U.S.	[*] of Development Costs	[*] of Development Costs

3.3. Registration Dossiers for Regulatory Approvals

[*] shall be [*] responsible for and authorized to prepare and submit registration dossiers for Regulatory Approval of the Option Product in the Option Territory. All Regulatory Approvals in the Option Territory shall be held by and in the name of [*], and [*] shall own all submissions in connection with them.

3.3.1 Principal Interface: All formulary or marketing approvals shall be obtained by and in the name of [*], and [*] will be the principal interface with and will otherwise handle all interactions with regulatory agencies concerning any Option Product, including, to the extent legally possible, being the sole contact with such agencies.

3.3.2 Regulatory Meetings: [*] will [*] control as to the regulatory strategy and regulatory decision- making for any Option Product. [*] shall be entitled to join [*] at the portions of the official FDA meetings to the extent such portions of such meetings relate solely to the Option Product as an observer to the extent permitted by the FDA.

3.3.3 Regulatory Approvals for China: [*] agrees to assist [*] in obtaining [*] Regulatory Approvals in China by providing information, to the extent in the possession or under the control of [*], necessary to complete registration dossiers and other assistance in connection with the preparation and submission of registration dossiers. Nothing herein shall obligate [*] to generate such information. [*] shall provide such information [*]. [*] shall reimburse [*] for [*] reasonable out-of-pocket costs incurred by [*] in connection with such assistance.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4. Reasonable Efforts in Development

Novartis will use diligent, commercially reasonable efforts consistent with those used by Novartis for its own products of similar commercial potential to develop and commercialize the Option Product. Novartis will promptly notify Cell Genesys in writing if it should determine that development of the Option Product is not technically feasible or commercially justifiable, specifying in reasonable detail the reasons for that determination. Novartis will promptly notify Cell Genesys in writing at any time there exists any material safety (including toxicity), efficacy, regulatory, medical or legal issue affecting Novartis' ability to develop or commercialize the Option Product. If Novartis shall give any such notice to Cell Genesys, upon Cell Genesys' election, the parties shall then [*]

3.5. Joint Development Committee

(a) Members; Officers. Immediately after the Effective Date, the parties shall establish a joint development committee (the "Joint Development Committee" or "JDC"), which shall consist of an equal number of representatives from each of Cell Genesys and Novartis, up to a maximum total of eight (8) members on the JDC. Each of Cell Genesys and Novartis may replace any or all of its representatives on the JDC at any time upon written notice to the other party. Such representatives shall include individuals within the senior management of each such party, and those representatives of each such party shall, individually or collectively, have expertise in pharmaceutical drug development and/or marketing. Any member of the JDC may designate a substitute to temporarily attend and perform the functions of that member at any meeting of the JDC. Cell Genesys and Novartis each may, in its discretion, invite non-member representatives of such party to attend meetings of the JDC.

(b) Responsibilities. The JDC shall perform the following functions:

(i) define, manage and oversee the implementation of the Novartis Development Program in the United States. Notwithstanding that the JDC shall be responsible for the United States territory only, it shall also take into consideration the rest of the Option Territory and China with the aim of having a harmonised and efficient registration strategy;

(ii) review and make proposals for clinical development plans which shall include Clinical Trials and manufacturing Specifications;

(iii) develop, propose and implement a budget reasonably necessary to develop, register and commercialize the Option Product, and review any amendments or modifications of the Novartis Development Plan or the budget for such program;

(iv) at each meeting of the JDC, review a comparison of actual clinical development and regulatory expenses to the budgeted expenses in the Novartis Development Program budget for the year-to-date, as current as practicable to a date immediately prior to the date of the meeting;

(v) review and approve all uses of the Option Product;

(vi) review and approve the joint publication strategy;

(vii) review and approve the regulatory strategy and submissions;

(viii)set up systems necessary to capture costs and profits or losses;

(ix)determine manufacturing specifications, validation procedures and supply requirements for each Option Product; and

(x) have such other responsibilities as may be assigned to the JDC pursuant to this Development License and Commercialization Agreement or as may be mutually agreed upon by the parties from time to time.

(c) Meetings. The JDC shall meet in person at least once during every calendar quarter, and more frequently as Cell Genesys and Novartis deem appropriate or as reasonably requested by either such party, on such dates, and at such places and times, as such parties shall agree. Meetings of the JDC that are held in person shall alternate between the offices of Cell Genesys and Novartis or such other place as such parties may agree. The members of the JDC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Decision-making. The JDC may make decisions with respect to any subject matter that is subject to the JDC's decision-making authority. All decisions of the JDC shall be made by unanimous vote or written consent, with Cell Genesys and Novartis each having, collectively, one (1) vote in all decisions. If, with respect to any issue that is subject to the JDC's decision-making authority, the JDC cannot reach consensus within fifteen (15) Business Days after it has first met and attempted to reach such consensus, the parties shall refer such issue to the chief executive officer (or his/her representative) of Cell Genesys and the Oncology business unit (or successor unit) of Novartis, who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within twenty (20) Days of the date of initial referral of the matter to such individuals, Novartis shall have the right to make the relevant decision at its own discretion which shall be taken in good faith. Novartis agrees that any decision made by it regarding the commercialization and development budget for an Option Product in the U.S. shall be reasonable and taken in good faith.

ARTICLE IV

MANUFACTURING AND SUPPLY

4.1. Manufacturing Agreement

The parties shall enter into a Manufacturing and Supply Agreement for the Option Product as of the Launch Date. Cell Genesys shall be responsible for the manufacture and supply of the Option Product to Novartis on the terms and conditions of the Manufacturing and Supply Agreement.

ARTICLE V

MARKETING AND COMMERCIALIZATION

5.1. Marketing and Promotion

5.1.1 As set forth in Section 2.1(a) and subject to the other terms and conditions of this Development License and Commercialization Agreement, Novartis shall have exclusive rights to market, promote, sell and distribute the Option Product in the Option Territory. With respect to the United States, Novartis shall have the right to define and implement a Product Marketing Plan, and each of Novartis and Cell Genesys shall meet its obligations under the Product Marketing Plan. Novartis shall provide copies of any proposed Product Marketing Plan (and related investment information) or proposed revisions thereto to Cell Genesys for Cell Genesys' review and comment as soon as possible after preparation and as frequently as may be required based on Novartis' usual marketing campaign cycles. All promotional materials and promotional activities shall be developed by Novartis, with input from Cell Genesys, following general guidelines established by Novartis. Cell Genesys will be included in, and be allowed to participate in, all such promotional activities or portions thereof solely relating to the Option Product being conducted by Novartis, including participation in symposia, key opinion leader events and similar events. Each party shall ensure that its field force is adequate to meet its obligations under the Product Marketing Plan. Novartis' and Cell Genesys' field force will meet on a regular basis in order that Cell Genesys field force will receive guidance and support for the implementation of the Product Marketing Plan.

5.1.2 In accordance with the intention of Section 5.1.1, Novartis and Cell Genesys agree that irrespective of which party sells the Option Product, such sale shall be booked in the name of Novartis.

5.2 Co-Promotion in the U.S.

Within the territory of the United States, Novartis and Cell Genesys shall Co-Promote the Option Product in accordance with the Product Marketing Plan. The parties shall cooperate to diligently implement the Product Marketing Plan.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3 Marketing Costs

From and after the Effective Date, each of Cell Genesys and Novartis shall be responsible for those Marketing Costs in accordance with the following table, as applicable in the Option Territory, and each shall be entitled to its aforementioned costs as illustrated in the chart set out in this Section 5.3. However, any final payment by either party hereto made under this Section 5.3 will only be made within the payment settlement arrangement as defined under Article VI and in the Financial Appendix.
	Cell Genesys	Novartis
Option Territory (excluding the U.S.)	[*] of Marketing Costs	[*] of Marketing Costs
U.S.	[*] of Marketing Costs	[*] of Marketing Costs

5.4. Use of Reasonable Efforts

Novartis shall use diligent and commercially reasonable efforts consistent with sound and reasonable business practices and judgment to effect introduction of Option Product into the Option Territory as soon as reasonably practicable, devoting not less than the same degree of attention and diligence to such efforts that it devotes to such activities for other of its products of comparable market potential. Following the First Commercial Sale of the Option Product and until the expiration of this Development License and Commercialization Agreement, Novartis shall use commercially reasonable efforts to keep the Option Products reasonably available to the public in each of the Major Markets. Novartis shall promptly notify Cell Genesys if it shall determine that the marketing and sale of the Option Product in any country is not commercially reasonable or economically profitable or if for other unforeseen reasons further commercial support of the Option Product in certain countries is no longer prudent or practical. In determining whether Novartis is in compliance with the foregoing provisions, there shall be taken into account the normal course of drug development programs in the pharmaceutical industry conducted with sound and reasonable business practices and judgment for compounds with a comparable market potential.

5.5 Financial Appendix to Control

The parties acknowledge and agree that the Financial Appendix shall govern the details of the financial matters regarding the Co-Promotion. In the event of an irreconcilable conflict between this Development License and Commercialization Agreement and the Financial Appendix, the terms of the Financial Appendix shall prevail.

ARTICLE VI

PAYMENTS AND COMPENSATION

6.1. Royalty Fees

As further consideration to Cell Genesys for the rights granted to Novartis in the Option Territory under this Development License and Commercialization Agreement, Novartis shall pay to Cell Genesys a royalty fee equal to [*] of the Adjusted Net Sales of the Option Products in the Option Territory (excluding the U.S.).

6.2 Payment of Royalty Fees

Within forty-five (45) Days following the end of each calendar quarter during the term hereof following the First Commercial Sale, Novartis shall submit to Cell Genesys a Sales Report the amount of Net Sales in the Option Territory, the calculation of royalty fees due thereon with respect to the Option Product, and the royalty fees due and payable thereon.

6.3 Profit and Cost Sharing in the United States

6.3.1 Profit and Cost Sharing

Subject to the terms of this Development License and Commercialization Agreement and the Financial Appendix, within the territory of the United States, the parties agree that Novartis or its designees shall be allocated a [*] share of all Net Profits (or Net Losses, as the case may be) and Cell Genesys shall be allocated a [*] share of all Net Profits or Net Losses.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.3.2 Financial Appendix; Records

The sharing of Net Profits (or Net Losses, as the case may be) under Section 6.3.1 above, including the calculation and settlement thereof and all other financial matters relating thereto, shall be in accordance with this Development License and Commercialization Agreement and the Financial Appendix. Each Party shall maintain complete and accurate books and records in connection with its development, manufacture and commercialization of the Option Products in the United States, including as required under the Financial Appendix (and subject to the inspection, audit and cooperation rights set forth therein). Cell Genesys and Novartis shall provide to each other (or its designated Affiliate) all data and information required for the financial consolidation.

6.3.3 Excluded Costs

Notwithstanding anything to the contrary in this Development License and Commercialization Agreement, if any party suffers any direct or indirect damages, losses, costs, consequential, special, indirect, incidental or punitive damages arising out of or in connection with;

(i) the negligence, recklessness, international wrongful acts or negligent or willful omissions of such party or its Affiliates or their respective officers, directors, employees or agents in connection with the manufacture, development or commercialization in the United States of or other activities in the United States relating to the Option Product during the term of this Agreement;

(ii) the manufacture by or on behalf of such Party or its Affiliates of any Option Product which is not in compliance with applicable specifications (as set forth in the relevant Manufacturing and Supply Agreement(s)), cGMPs or any other legal requirements as well as other applicable Regulatory Approvals granted or required for the Option Product; and

(iii) the failure by such Party or its Affiliates to properly report on any adverse incidents or events relating to the Option Product (collectively, "Excluded Costs"), then any such Excluded Costs shall be solely for the account of such party, and shall not be included in costs and expenses for the United States for the purpose of calculating of Net Profits (or Net Losses, as the case may be), to be shared under this Development License and Commercialization Agreement.

6.4 Withholding Tax

If, during the term of this Development License and Commercialization Agreement, withholding tax should be required by law to be deducted from any payments required to be made by Novartis to Cell Genesys or Cell Genesys to Novartis hereunder, the parties agree that such tax payment will be deducted from any payment to be made by either party, and Novartis or Cell Genesys, as the case may be, shall promptly notify the other party of such withholding and, within a reasonable amount of time after making such deduction, furnish the other party with copies of any tax certificate or other documentation evidencing such withholding. Each party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

ARTICLE VII

AUDITS

7.1 Audit Right

During the term of this Agreement and for a period of three (3) years thereafter: Novartis, Cell Genesys and their Affiliates shall keep accurate, necessary and proper books and records, including financial records, relating to its obligations under, and compliance with, the terms if this Development License and Commercialization Agreement. Novartis and Cell Genesys shall have the right to conduct audits of such records in accordance with this Article VII. The parties, or through representatives which shall be appointed at the discretion of each party, and reasonably acceptable to either party, shall have the right, at reasonable times and upon reasonable notice, but not more often than two (2) times each calendar year, to examine such books and records as may be necessary to determine the correctness of any report or payment made under this Development License and Commercialization Agreement and matters set forth in the Financial Appendix, including, without limitation, all matters related to "CGNov" (as defined in the Financial Appendix).

7.2 The party conducting the audit shall bear the full cost and expense of such audit, unless (i) a discrepancy in excess of the greater of two percent (2%) or USD $100,000 in favor of the auditing party is discovered, or (ii) the audited party misstated wilfully the financial data it reported to the auditing party. In such an event, the audited party shall bear the full cost and expense of such audit (which cost and expense, together with all amounts in discrepancy, shall be paid to the auditing party promptly upon notice thereof).

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VIII

INTELLECTUAL PROPERTY

8.1 Inventions and Patents

8.1.1 Ownership

Ownership of inventions made, developed, conceived or reduced to practice in connection with activities of the parties under this Development License and Commercialization Agreement shall be determined in accordance with the laws of inventorship under United States patent laws.

8.1.2Cell Genesys Inventions

Cell Genesys shall solely own all Inventions made, developed, conceived, and reduced to practice solely by its employees and agents acting on its behalf, and all Patents claiming such Cell Genesys Inventions. For the avoidance of doubt, all such Patents shall be included within the Cell Genesys Patents.

8.1.3Novartis Inventions

Novartis shall solely own all Inventions made, developed, conceived, and reduced to practice solely by its employees and agents acting on its behalf, and all Patents claiming such Novartis Inventions. For the avoidance of doubt, all such Patents shall be included within the Novartis Patents.

8.1.4 Joint Inventions

In the event that any Inventions (and the Patents resulting therefrom) are jointly made by (i) employees or agents (if applicable) of Cell Genesys and (ii) employees or agents (if applicable) of Novartis, during the term of and as result of this Development License and Commercialization Agreement ("Joint Patents"), the parties will jointly own such Joint Patents and decide at such point in time on the responsibility for filing, maintenance, defense and prosecution of such Joint Patents. If the parties are unable to decide as to such matter, the matter shall be resolved as set forth in Article XI.

8.2. Prosecution and Maintenance of Patent Rights

8.2.1 Except as otherwise set forth in the Assignment and License Agreement, Cell Genesys shall be responsible, at its own expense, for diligently taking all steps necessary to file, prosecute, maintain and extend all Patents within the Cell Genesys Patents (other than the Assigned Patents), including, but not limited to, determining whether to pursue, any Patents and applicable patent reissues, extensions and re- examinations.

8.2.2 Cell Genesys shall consider and accept the requests and suggestions of Novartis with respect to strategies for filing, prosecuting, maintaining and extending Cell Genesys Patents (other than the Assigned Patents) relevant to the Option Products for which Cell Genesys is responsible pursuant to Section 8.2.1. In particular, Cell Genesys will consider in good faith filing patent applications with respect to such Cell Genesys Patents in the Core Countries.

8.2.3 In the event Cell Genesys finally elects not to file, procure, maintain or extend any Cell Genesys Patents (other than the Assigned Patents) for which Cell Genesys is responsible pursuant to Section 8.2.1, it shall promptly (and in any event not less than one month prior to the deadline for taking appropriate action with respect to such Patent) notify Novartis of that election. Cell Genesys shall, at Novartis' request and at Novartis' cost, assign to Novartis all right, title and interest in and to such Cell Genesys Patent, and, in return, Novartis shall grant to Cell Genesys a non-exclusive, limited license back under such Cell Genesys Patent to the extent necessary for Cell Genesys to perform its obligations under this Development License and Commercialization Agreement and the associated Manufacturing and Supply Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3. Infringement

8.3.1 Third Party Infringement. If either party becomes aware of any activity that such party believes represents an infringement of the claims of the Cell Genesys Patents or Novartis Patents with respect to the Option Product in the Field, the party obtaining such knowledge shall promptly advise the other of all relevant facts and circumstances pertaining to the potential infringement. Novartis and Cell Genesys shall thereafter consult and cooperate fully to determine a course of action, including, but not limited to, the commencement of legal action to terminate any infringement of the Cell Genesys Patents or Novartis Patents with respect to the Option Product in the Field.

8.3.2 Novartis shall have the first right, but no obligation, to initiate and prosecute such legal proceedings, at its own expense and in the name of Novartis, with respect to the Cell Genesys Patents if the alleged infringer is making, having made, using or selling a product that is similar to, the same as or competes with the Option Product in the Field. Cell Genesys shall reasonably cooperate with Novartis in such effort, including being joined as a participant to such action, if necessary, and Novartis shall reimburse Cell Genesys for the costs and expenses incurred by Cell Genesys in so cooperating with Novartis (other than Cell Genesys' costs and expenses of the time of its own personnel). In deciding whether to pursue, and in the pursuit of such legal proceedings, Novartis will use diligent, commercially reasonable efforts consistent with those used by Novartis for its own compounds or products of similar commercial potential.

8.3.3 If Novartis has the first right to pursue an infringement pursuant to Section 8.3.2 and does not succeed, within ninety (90) Days after receiving notice from Cell Genesys of the potential infringement or within sixty (60) Days after providing Cell Genesys with notice of such potential infringement, either in terminating such infringement or in instituting an action to prevent continuation thereof, or if Novartis notifies Cell Genesys that it does not plan to seek to terminate the infringement or to institute any such action, then Cell Genesys shall have the right to do so at its own cost and expense.

8.3.4 The costs and expenses (including attorneys' fees) of any action against an infringement brought in accordance with this Section 8.3, or to defend a declaratory judgment suit as provided in this Section 8.3, shall be borne by the party controlling the infringement or declaratory judgment action.

8.3.5 Any recovery obtained in legal proceedings brought against an infringer pursuant to Section 8.3.2 or 8.3.4, whether obtained by settlement, judgment or otherwise, shall be applied in the following order of priority:

(a) First, the party initiating the legal proceedings shall be reimbursed for all costs in connection with such proceedings paid by such party and not otherwise recovered; and

(b) Second, (i) if such legal proceedings were brought by Novartis pursuant to Section 8.3.2, any remainder shall be paid [*] to Novartis and [*] to Cell Genesys, and (ii) if such proceedings were brought by Cell Genesys pursuant to Section 8.3.4, any remainder shall be paid [*] to Cell Genesys and [*] to Novartis.

8.3.6 Notwithstanding anything in this Section 8.3 to the contrary, Cell Genesys or Novartis may participate, at its own cost and expense, in any proceeding involving a challenge to the validity or enforceability of any Cell Genesys Patent or Novartis Patent, respectively.

8.3.7 Updates

Each party shall keep the other reasonably informed of developments in any action or proceeding subject to Section 8.3.2 or 8.3.4 relating to the potential infringement of the claims of a Cell Genesys Patent or Novartis Patent, including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto.

8.3.8 Defense and Settlement of Third Party Claims

If a Third Party asserts that a patent owned by it is infringed by the importation, manufacture, use or sale of the Option Product, Novartis shall defend, and be solely responsible for defending, against any such assertions and controlling any related litigation at its own cost and expense.

8.3.9 Novartis will use diligent, commercially reasonable efforts consistent with those used by Novartis for its own compounds of similar commercial potential in defending against such charge of infringement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3.10 If Novartis is required to pay royalties to any Third Party in order to exercise its rights to sell an Option Product in a country because such Option Product infringes a patent of a Third Party, then the royalties payable by Novartis to such Third Party (x) in the case of any such Option Product sold in the Option Territory (excluding the United States) shall be deemed to be a Third Party Obligation, and (y) in the case of any such Option Product sold in the United States shall be included as costs and expenses for the purpose of calculating Net Profits (or Net Losses, as the case may be) under Co-Promotion arrangement hereunder.

8.3.11 Subject to Section 8.3.10, if Novartis is required to pay a one-time or milestone charge to any Third Party in order to exercise its rights to sell the Option Product in a country because such Option Product infringes a patent of a Third Party, then the amount of such one-time or milestone charge payable by Novartis to such Third Party (x) in the case of any such Option Product sold in the Option Territory (excluding the United States) shall be deemed to be a Third Party Obligation, and (y) in the case of any such Option Product sold in the United States, shall be included as costs and expenses for the purpose of calculating Net Profits (or Net Losses, as the case may be) under the Co-Promotion arrangement hereunder.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES; NOVARTIS COVENANTS

9.1. Representations and Warranties of Cell Genesys

Cell Genesys represents and warrants to Novartis as follows:

9.1.1 Authorization. This Development License and Commercialization Agreement has been duly executed and delivered by Cell Genesys and constitutes the valid and binding obligation of Cell Genesys, enforceable against Cell Genesys in accordance with its terms. The execution, delivery and performance of this Development License and Commercialization Agreement have been duly authorized by all necessary action on the part of Cell Genesys, and its officers and directors on behalf of Cell Genesys.

9.1.2 No Third Party Rights. Except as disclosed in writing by Cell Genesys to Novartis or its agents as of the Effective Date, to the knowledge of Cell Genesys, (a) Cell Genesys owns or possesses adequate licenses or other such rights to use all Cell Genesys Patents and Cell Genesys Know-How, and to grant the licenses herein granted by it and (b) the granting of the licenses to Novartis hereunder does not violate any right known to Cell Genesys of any Third Party.

9.1.3 No Third Party Patents. Except as disclosed in writing by Cell Genesys to Novartis or its agents as of the Effective Date, to the knowledge of Cell Genesys, the development, manufacture, use or sale of the Option Product pursuant to this Development License and Commercialization Agreement will not infringe or conflict with any Third Party right or patent, and Cell Genesys is not aware of any Third Party patent or pending patent application that, if issued, would be infringed by the development, manufacture, use or sale of any Option Product.

9.2. Representations and Warranties of Novartis

Novartis represents and warrants to Cell Genesys as of the Effective Date as follows:

9.2.1 Authorization. This Development License and Commercialization Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against Novartis in accordance with its terms. The execution, delivery and performance of this Development License and Commercialization Agreement have been duly authorized by all necessary action on the part of Novartis and its officers and directors on behalf of Novartis.

9.3. Limitations

9.3.1 No other warranties. EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NONE OF THE PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT THE OPTION PRODUCT.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3.2 Consequential Damages. EXCEPT FOR LOSSES WHICH ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS OF EITHER PARTY WITH RESPECT TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

ARTICLE X

CONFIDENTIALITY AND PUBLICATION

10.1 Confidentiality

The parties acknowledge and agree that all Confidential Information disclosed by one party to the other shall be subject to the Confidentiality Appendix.

10.2 Publication

Each of Novartis and Cell Genesys reserves the right to publish or publicly present the results (the "Results") of the Novartis Development Program, subject to the following terms and conditions. The party proposing to publish or publicly present the Results (the "publishing party") will submit a draft of any proposed manuscript or speech to the other party (the "non-publishing party") for comments at least sixty (60) Days prior to submission for publication or at least thirty (30) Days prior to submission for oral or poster presentation. The non-publishing party shall notify the publishing party in writing within fifteen (15) Days of receipt of such draft whether such draft contains (i) information of the non-publishing party which it considers to be confidential under Section 10.1 hereof, (ii) information that if published would have an adverse effect on a patent application covering the subject matter of this Development License and Commercialization Agreement which the non-publishing party intends to file, or (iii) information which the non-publishing party reasonably believes would be likely to have a material adverse impact on the development or commercialization of the Option Agreement (including without limitation information relating to data package exclusivity or marketing exclusivity). In any such notification, the non- publishing party shall provide specific wording for the disclosure to be made by the publishing party. In the case of item (ii) above, the non-publishing party may request a delay and the publishing party shall delay such publication, for a period not exceeding ninety (90) Days, to permit the timely preparation and filing of a patent application or an application for a certificate of invention on the information involved. In the case of item (i) above, no party may publish confidential information of the other party without its consent in violation of the Confidentiality Appendix to this Development License and Commercialization Agreement. In the case of item (iii) above, if the publishing party shall disagree with the non-publishing party's assessment of the impact of the publication, then the issue shall be determined by the JDC. The parties agree that authorship of any publication will be determined based on the customary standards then being applied in the relevant scientific journal.

ARTICLE XI

DISPUTE RESOLUTION

11.1 Governing Law and Jurisdiction

This Development License and Commercialization Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

11.2.Dispute Resolution Process

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2.1 Conciliation. Except as set forth below in this Section 11 or as otherwise explicitly provided herein, in the event of any controversy or claim arising out of or relating to any provision of this Development License and Commercialization Agreement, the parties shall, and either party may, initially refer such controversy or claim to the chief executive officer of Cell Genesys and the head of the Oncology business unit (or successor unit) of Novartis, who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within sixty (60) Days of the date of initial referral of the matter, either party shall be free to initiate legal proceedings.

11.2.2 Jurisdiction. Except with respect to disputes which shall be resolved through conciliation in accordance with Section 11.2.1, each party hereto irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any State courts sitting in New York, New York for purposes of any action, suit or other proceedings arising out of this Development License and Commercialization Agreement.

ARTICLE XII

TERM AND TERMINATION

12.1 Term

This Development License and Commercialization Agreement shall become effective upon the Effective Date and the term of this Development License and Commercialization Agreement shall extend, subject to all applicable laws, with respect to an Option Product in a particular country until the later of: (a) the tenth (10th) anniversary of the Effective Date, or (b) the expiration of the last to expire of any Cell Genesys Patent or Joint Patent containing a Valid Claim covering the Option Product or its use, sale or manufacture in that country.

12.2 Termination for Bankruptcy

If at any time during the term of this Development License and Commercialization Agreement, an Event of Bankruptcy (as defined below) relating to a party (the "Bankrupt Party") occurs, the other party (the "Other Party") shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Development License and Commercialization Agreement upon thirty (30) Days' written notice to the Bankrupt Party. As used above, the term "Event of Bankruptcy" shall mean, with respect to a party, (a) the dissolution, termination of existence, or liquidation of the party; (b) the appointment of a custodian or receiver with respect to all or substantially all of the business or assets of the party, which custodian or receiver is not terminated or dismissed within thirty (30) calendar days following appointment; the institution by the party of any petition for relief or similar proceeding under bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by the party with respect to all or substantially all of the business or assets of the party of a composition or any assignment or trust mortgage for the benefit of creditors or under any bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which petition, proceeding or other action is not dismissed within ninety (90) Days of filing.

12.3 Termination

12.3.1 Termination by Novartis

(a) Novartis may at its sole discretion unilaterally terminate this Development License and Commercialization Agreement if Cell Genesys shall materially breach any of its material obligations under this Development License and Commercialization Agreement and shall not have remedied such material breach within sixty (60) Days after Novartis sends written notice specifying such breach to Cell Genesys.

(b) Novartis may terminate this Development License and Commercialization Agreement at any time upon thirty (30) Days' prior written notice to Cell Genesys if either scientific or economic circumstances, in Novartis' sole judgment, do not warrant further development or commercialization by Novartis.

12.3.2 Termination by Cell Genesys

Cell Genesys may terminate this Development License and Commercialization Agreement if Novartis shall materially breach any of its material obligations under this Development License and Commercialization Agreement and shall not have remedied such material breach within sixty (60) Days after Cell Genesys sends written notice specifying such breach to Novartis.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4 Effect of Termination

Termination of this Development License and Commercialization Agreement for any reason, or expiration of this Development License and Commercialization Agreement, will not affect: (i) obligations, including the payment of any royalties and any supply price payments, which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Development License and Commercialization Agreement. Upon the natural expiration of this Development License and Commercialization Agreement, Novartis shall retain a non-exclusive, royalty- free, paid-up, perpetual, irrevocable, worldwide, fully transferable and sublicensable right and license under the Cell Genesys Technology to make, have made, use, sell, offer to sell, export and import the Option Product.

12.5 Survival

Articles VI (for accrued but unpaid payments), VII, VIII, IX, XI, XII (other than Section 12.6), XIII and XIV, Section 10.1 and all exhibits attached hereto, shall survive the expiration or termination of this Development License and Commercialization Agreement.

12.6 Change of Control

In the event that Cell Genesys has gone through a Change of Control Event that results in a Third Party acquiring an interest in Cell Genesys, which Third Party is developing or commercializing a Competing Product to the Option Product, Novartis shall have, in its sole discretion, the right to terminate the Co-Promotion in accordance with this Section 12.6.

Novartis may exercise its right to terminate the Co-Promotion under this Section 12.6 by informing Cell Genesys of its election no later than ninety (90) Days after Cell Genesys has informed Novartis of the consummation of such Change of Control Event. The termination of the Co-Promotion under this Section 12.6 shall become effective upon end of the fiscal quarter during which Novartis makes the initial payment of the Co-Promotion Termination Fee (as defined below).

Upon communication of Novartis' election hereunder, the parties shall negotiate in good faith the valuation of royalties, fees or a combination of both (the "Co-Promotion Termination Fee") to be paid to Cell Genesys by Novartis to terminate the Co-Promotion under this Section 12.6. Whether the Co-Termination Fee will be in the form of royalties, fees or a combination of both shall be decided by Novartis in its sole discretion. In the event that the parties cannot come to resolution with respect to the valuation of the Co- Promotion Termination Fee within sixty (60) Days from the receipt of Novartis' election by Cell Genesys, the parties shall settle the valuation of such royalties, fee or combination of both, as the case may be, in the following manner: Each of Cell Genesys and Novartis shall chose an investment bank of international reputation. The two chosen investment banks shall promptly agree to chose a third investment bank (the "Deciding Bank") of international reputation. The Deciding Bank shall, within sixty (60) Days of submission of the matter to the Deciding Bank, determine and report to the parties regarding the Deciding Bank's valuation of the Co-Promotion Termination Fee. The parties agree that such valuation of the Deciding Bank shall be final, binding and conclusive. Each party shall bear all costs and fees associated with investment bank chosen by such party. The fees and disbursement of the Deciding Bank shall be shared equally between the parties. The parties shall cooperate and timely provide to the Deciding Bank all information necessary for the Deciding Bank to make its valuation decision.

For the avoidance of any doubt, the termination of the Co-Promotion arrangement under this Section 12.6 by Novartis shall mean that Cell Genesys shall cease all activities under the Co-Promotion arrangement, Novartis shall have the exclusive rights to such activities in the United States, and Cell Genesys' obligation to share in any costs, as well as to share in the Net Profits or Net Losses, as the case may be, shall cease. Notwithstanding the foregoing, termination of the Co-Promotion arrangement under this Section 12.6 by Novartis shall not affect in any way the Co-Promotion arrangement (including the applicable financial arrangement under the Financial Appendix) with respect to the manufacture and supply by Cell Genesys under the Manufacturing and Supply Agreement, unless the Manufacturing and Supply Agreement is also terminated under the terms thereof.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XIII

INDEMNIFICATION

13.1 Indemnification by Cell Genesys

Cell Genesys will indemnify and hold Novartis and its Affiliates, and their employees, officers and directors, harmless against all Losses that are based on or arise out of:

(a) the breach by Cell Genesys of any of its obligations, covenants, representations or warranties set forth in this Development License and Commercialization Agreement; and

(b) the gross negligence or wilful misconduct of Cell Genesys and its Affiliates, and their employees, officers and directors in the performance of obligations or exercise of rights under this Development License and Commercialization Agreement;

provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or wilful misconduct of Novartis and its Affiliates, and their employees, officers and directors.

13.2 Indemnification by Novartis

Novartis will indemnify and hold Cell Genesys, and its Affiliates, and their employees, officers and directors harmless against all Losses that are based on or arise out of:

(a) the breach by Novartis of any of its obligations, covenants, representations or warranties set forth in this Development License and Commercialization Agreement; and

(b) the gross negligence or wilful misconduct of Novartis and its Affiliates, and their employees, officers and directors in the performance of obligations or exercise of rights under this Development License and Commercialization Agreement;

provided, however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or wilful misconduct of Cell Genesys or its Affiliates and their employees, officers and directors.

13.3.Claims Procedures as to Third Party Claims

Each party entitled to be indemnified by the other party (an "Indemnified Party") pursuant to Section 13.1 or 13.2 hereof shall give notice to the other party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

13.3.1 The Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give notice to the Indemnified Party of the Indemnifying Party's decision to so assume such defense within thirty (30) Days after the date of the notice from the Indemnified Party of the Third Party claim as to which indemnity is sought and acknowledges in writing to the Indemnified Party that any Loss in connection with such claim or any litigation resulting therefrom is a Loss for which the Indemnified Party shall be entitled to indemnification pursuant to this Article XIII;

13.3.2 Counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with the Indemnified Party's own counsel at the Indemnified Party's own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action; or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3.3 The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Development License and Commercialization Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

13.3.4 No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation;

13.3.5 Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

13.3.6 If the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to any claim or litigation without the consent of the Indemnifying Party.

13.4. Compliance

The parties shall comply in all material respects with all applicable Laws and regulations in connection with their respective activities under this Development License and Commercialization Agreement.

13.5 Insurance

Each party shall use commercially reasonable efforts to maintain insurance and/or self-insurance, including product liability insurance, with respect to its activities hereunder.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Notice of Pharmaceutical Side-Effects

During the term of this Development License and Commercialization Agreement, Cell Genesys and Novartis will notify appropriate authorities in accordance with applicable Law, and concurrently, promptly after receipt of information with respect to any serious adverse reaction, as defined by the World Health Organization or applicable regulatory authority, directly or indirectly attributable to the use or application of the Option Product.

14.2 Waiver

No provision of the Development License and Commercialization Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.

14.3 Force Majeure

The failure of either party to perform its obligations under this Development License and Commercialization Agreement (other than the obligations to make any payments or obligations of confidentiality) shall not subject such party to any liability or place it to be in breach of any term or condition of this Agreement to the other party if such failure is caused by Force Majeure; provided, however, that the party affected shall promptly notify the other party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and resume the performance of its obligations as soon as reasonably practicable. If a condition constituting Force Majeure exists for more than ninety (90) consecutive Days, the parties shall negotiate a mutually satisfactory solution at the expense of the party invoking Force Majeure. "Force Majeure" shall mean any cause beyond the reasonable control of such nonperforming party, including, without limitation, acts of God, fire, explosion, flood, earthquake, drought, war, hostility, revolution, riot, civil disturbance, national emergency, sabotage, embargo, strikes or other labor trouble.

14.4 Registration of License

Novartis may, at its expense and subject to compliance with terms of this Development License and Commercialization Agreement, register the license granted under this Development License and Commercialization Agreement in any country where Novartis uses, sells or manufactures an Option Product. Upon request by Novartis, Cell Genesys agrees promptly to execute any "short form" licenses submitted to it by Novartis in order to effect the foregoing registration in such country, but such licenses shall in no way alter or affect the obligations of the parties hereunder.

14.5 Severability

If any term or other provision of this Development License and Commercialization Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Development License and Commercialization Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Development License and Commercialization Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Development License and Commercialization Agreement are consummated as originally contemplated to the greatest extent possible.

14.6 Government Approvals

Novartis and Cell Genesys will use reasonable efforts to obtain any government approval required to enable this Development License and Commercialization Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such approvals.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

14.7 Assignment

This Development License and Commercialization Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that (i) either party may assign the benefit of this Development License and Commercialization Agreement, without the consent of the other party, to any of its Affiliates, if the assigning party remains obligated on a primary basis for the full performance of its Affiliates' obligations hereunder, and (ii) Novartis may assign this Development License and Commercialization Agreement, without the consent of Cell Genesys, in connection with the transfer or sale of all or substantially all of its assets or business to which this Development License and Commercialization Agreement relates or in the event of its merger or consolidation with another company. In the event Cell Genesys consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cell Genesys shall assume the obligations set forth in this Development License and Commercialization Agreement. Any purported assignment in contravention of this Section 14.7 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder. This Development License and Commercialization Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.

14.8 Affiliates

Novartis may perform its obligations hereunder personally or through one or more Affiliates, although each party shall nonetheless be solely responsible for the performance of its Affiliates. Neither party shall permit any of its Affiliates to commit any act (including any act of omission) which such party is prohibited hereunder from committing directly. The use of subcontractors by either party shall not increase the financial obligations of the other party hereunder in any respect.

14.9 Counterparts

This Development License and Commercialization Agreement may be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same agreement.

14.10No Agency

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis and Cell Genesys. Notwithstanding any of the provisions of this Development License and Commercialization Agreement, neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture or sale of the Option Product shall be undertaken, incurred or paid exclusively by that party, and not as an agent or representative of the other party.

14.11Notice

All communications between the parties with respect to any of the provisions of this Development License and Commercialization Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by personal delivery (which shall be deemed received when delivered), by reputable international express courier (which shall be deemed received when delivered), by prepaid, certified, mail (which shall be deemed received by the other party on the seven (7) Days following deposit in the mail), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by prepaid certified mail, given by the close of business on or before the next following Business Day:

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Novartis, at:

Novartis Pharma AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: General Counsel
Tel.: +41 61 324 1111
Fax: +41 61 324 8001

If to Cell Genesys, at:

Cell Genesys, Inc.
500 Forbes Blvd.
South San Francisco, CA 94080
Attention: Stephen A. Sherwin, M.D.
Tel.: (650) 266 3000
Fax: (650) 266 3010

14.12Headings

The descriptive headings contained in this Development License and Commercialization Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Development License and Commercialization Agreement.

14.13Entire Agreement

This Development License and Commercialization Agreement, including the Exhibits hereto, contains the entire understanding of the parties relating to the matters referred to herein, except as matters referenced herein are also addressed in the Option Agreement and the Assignment and License Agreement, and may only be amended by a written document, duly executed on behalf of the respective parties.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Development License and Commercialization Agreement to be executed by their duly authorized representatives in duplicate as of the day, month and year first above written.

Cell Genesys, Inc.

By: ___________________________________________

Title: ___________________________________________

Novartis Pharma AG

By: ___________________________________________

Title: ___________________________________________

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT I

(Development License and Commercialization Agreement)

OPTION PRODUCT

[To be attached upon execution.]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT II

(Development License and Commercialization Agreement)

DEFINITIONS APPENDIX

[To be identical to Exhibit VII of the Option Agreement]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT III

OPTION AGREEMENT

DEVELOPMENT INFORMATION AND ESC

• ESC criteria (criteria to be fulfilled before products transition from research to development). See attached.

• DDM criteria (criteria to be fulfilled before products go into human clinical trials). See attached.

• IND, outlining in detail the Proof of Concept design and study concept, including patient numbers for the Phase I and Phase II study components.

• All and any FDA interactions and documentation (meeting minutes, notes, letters, etc.).

• Proof of Concept study: Final, signed study report, including a statement on safety and efficacy of the Product Candidate. The parties shall cooperate to ensure that Novartis shall have access to and is able to interact with such lead investigator.

• Investigator brochure draft.

ESC Criteria

[*]

DDM Criteria

[*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT IV

OPTION AGREEMENT

FINANCIAL APPENDIX

This Financial Appendix shall cover the financial planning, accounting policies and procedures to be followed in determining the "Net Profit" or "Net Loss" (as defined below) and related sharing of revenue and costs and expenses in the United States pursuant to the Development License and Commercialization Agreement(s) and the Manufacturing and Supply Agreement(s). For such purposes, this Financial Appendix sets out the principles of reporting actual results, budgeted plans, forecasts and long range plans of "CGNov" (as defined below), the frequency of reporting, the use of a single "Functional Currency" (as defined below) for determining and reporting payments to the parties, auditing of accounts and other matters. The consolidated entity will be referred to as "CGNov." It should be noted that "CGNov" is not a legal entity and has been defined for identification purposes only in this Financial Appendix.

This Financial Appendix also provides agreed upon definitions of financial terms applicable to the parties for purposes of the Development License and Commercialization Agreement(s) and the Manufacturing and Supply Agreement(s). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Definition Appendix. In the event of a conflict between the terms and provisions of this Financial Appendix and the Development License and Commercialization Agreement, the terms and provisions of the Development License and Commercialization Agreement shall govern.

All activities (including information exchanges) under this Financial Appendix are to be governed by the terms and conditions of the Development License and Commercialization Agreement and the Manufacturing and Supply Agreement, including the confidentiality obligations set forth therein.

1. Principles of Cell Genesys / Novartis Reporting

For the purposes of the sharing of costs and sharing of "Net Profit" or "Net Loss" (as the case may be) between the parties as provided under the Development License and Commercialization Agreement and this Financial Appendix, the presentation of results of operations of the parties for the United States will be based on each party's respective financial information for the territory of the United States in the reporting format depicted as follows:
For the United States	Novartis	Cell Genesys	Total

Gross Sales

./. Sales Returns and Allowances

= Net Sales

./. Fully Burdened Manufacturing Costs

= Gross Profit

./. Marketing Costs

./. Development Costs

./. General & Administrative Costs

./. Distribution Costs

./. Other Operating Income / Expense

./. Royalty Costs

= Net Profit or Net Loss
for purposes of Cell Genesys / Novartis profit share; and

= Net Profit or Net Loss in the U.S. as defined below

2. Finance Sub-Committee

The parties hereto envisage setting up a finance sub-committee, which shall be responsible for the review, administration and consolidation of operations under the Development License and Commercialization Agreement, the Manufacturing and Supply Agreement and this Financial Appendix.

3. Construction

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

The parties agree that, notwithstanding anything to the contrary in the Development License and Commercialization Agreement and the Manufacturing and Supply Agreement, the financial terms to be calculated herein shall be made without duplication, such that if an item is additive or subtractive in one or more circumstances, such item will be added or subtracted only once.

4. Frequency of Reporting and Settlements

The fiscal year of CGNov will be a calendar year. Reporting and other information exchange by each party for CGNOV, revenue and expenses shall be calculated in the following manner:

Reporting Event (Responsible Party	Frequency	Timing for Submission
Monthly Net Sales (both Parties)	Monthly	+15 Days
Quarterly Gross Sales and Net Sales (both Parties)	Quarterly	+15 Days
Actual results and Sales Costs (both Parties) (by Quarter)	Quarterly	Q1 - Q4: +30 Days
Draft settlement statements (both Parties)	Quarterly	Q1 - Q4: +45 Days
Settlement between the Parties (both Parties	Quarterly	Q1 - Q4: +60 Days

Novartis shall be responsible for the preparation of reporting of CGNov (including the quarterly calculation of Net Profit or Net Loss, as the case may be, calculated as provided in this Financial Appendix) for purposes of determining the cash settlement between the parties. Cash settlement shall take place immediately after such determination.

4. Definitions

  "Allocable Overhead" means costs incurred by a party or for its account which are attributable to such party's supervisory functions, services functions, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example only, executive management, investor relations, business development, legal affairs and finance.
  "Costs of Goods Sold" shall mean Costs of Allocable Overhead and Cost of Bulk Product, as well as delivery thereof to Novartis.
  "Cost of Bulk Product" The purchase unit cost of any materials and packaging components necessary to make the Bulk Product and Devices multiplied by the actual quantity consumed in the manufacturing process including any usage variance.
  "Cost of Finished Product" The unit cost of any Bulk Product necessary to make the Finished Product multiplied by the actual quantity consumed in the manufacturing process including any usage variance.
  "Development Costs" shall mean the development costs as defined by the JDC and later incurred by each party with respect to an Option Product, from the Effective Date of the Development License and Commercialization Agreement through the later of (i) the date of Registration (including thereafter costs to maintain or expand such Registration including Registration of additional Indications, formulations, presentations and Phase IIIb and IV Clinical Trials) of such Option Product in the Field, or (ii) the date of termination of development efforts of such Option Product in the Field for which Registration is sought. Such costs shall comprise those costs required to obtain, maintain and/or expand the relevant authorization and/or ability to manufacture, formulate, fill, use, ship, sell and/or distribute such Option Product in commercial quantities to Third Parties. It is explicitly understood that any cost incurred in any territory pursuant to which developments are also used in the United States, shall entitle such developer to include such Development Cost within the cost consolidation mechanism and computations set out in the Financial Appendix.

  [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

  (a) Development Costs shall include, without limitation, costs of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of an Option Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Product, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of a Product, and applicable Allocable Overhead.

  (b) Development Costs shall also include, without limitation, expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals.

  (c) In determining Development Costs chargeable under the Development License and Commercialization Agreement, each party will use its respective project accounting systems and will review and approve its respective project accounting systems and methodologies with the other.

  "Distribution Costs" shall mean the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of an Option Product by a party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, bad debt, credit and collection and other such activities.
  "Fully Burdened Manufacturing Cost" means a party's consolidated fully burdened manufacturing cost (in accordance with GAAP in the United States, in each case as consistently applied by the manufacturing party(ies)) of the Option Product (in bulk, vialed or finished product form, as the case may be), which shall comprise the sum of:

  (a) The "Cost of Goods", as determined by the party(ies) performing (or contracting with a Third Party for performance of) each stage of the manufacturing process performed by such party(ies), including, but not limited to, direct labor and material and product testing costs (including in-bound freight and insurance), failed lot charges in the ordinary course of production (subject to the terms of the Manufacturing and Supply Agreement), and Allocable Overhead;

  (b) All of the party's allocable IP acquisition and licensing costs (including royalties, milestone payment or up front payments) paid to third parties to the extent it relates to the Option Product;

  (c) Any other costs borne by the manufacturing party(ies) for transport, customs clearance and storage of product (if necessary) at the request of another party, an Affiliate or a Third Party (i.e. freight, customs, duty, and insurance); provided, however, that Fully Burdened Manufacturing Cost shall not include any costs, or expenses included or includible in Distribution Costs as defined above;

  (d) Bulk manufacturing by Cell Genesys including distribution to Novartis; and

  (e) Labeling, packing and distribution incurred by Novartis including distribution to Novartis customer.

  The Fully Burdened Manufacturing Cost shall in no event exceed [*] of Net Sales. Cell Genesys shall bear all costs in excess of [*] of Net Sales.

  "General and Administrative Costs" means costs chargeable to CGNov equal to [*] of the aggregate sum of (i) the Marketing Costs of Cell Genesys and Novartis in the United States and (ii) the Development Costs of Cell Genesys and of Novartis allocated to the United States as provided herein, but in each case only to the extent these costs are chargeable to CGNov.
  "Gross Sale Price" shall mean the gross amount invoiced by Novartis on the Sales of the Option Product in the Option Territory.

  [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

  "Marketing Costs" shall mean the direct or accrued costs of marketing, promotion, advertising, Option Product promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals (Phase IV Clinical Trial studies), Sales Cost, and other similar activities, relating to Option Product sales efforts of a party in the applicable Option Territory and specifically identifiable to the Distribution Costs of the Option Product by a party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, bad debt, credit and collection and other such activities.
  "Net Profits" or "Net Losses" shall mean the definition as set forth in the reporting principles in Section 1 above.
  "Net Sales", with respect to any Option Product, shall mean the gross amount invoiced and actually paid by a party or its Affiliate, licensee or sublicensee for that Option Product sold to Third Parties other than licensees or sublicensees in bona fide, arm's-length transactions, less (i) quantity and/or cash discounts from the gross invoice price which are actually allowed or taken; (ii) freight, postage and shipping insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejection or return of goods or because of retroactive price reductions specifically identifiable to the Option Product; (iv) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; (v) Third Party rebates to the extent actually allowed; and (vi) invoiced custom duties and sales taxes and other governmental charges (excluding income taxes), if any, actually paid and directly related to the sale.
  "Other Operating Income/Expense" means other operating income or expense of a party from or to Third Parties which is not part of the primary business activity relating to the Development License and Commercialization Agreement, but (i) is permitted to be charged to CGNov by a party under the Development License and Commercialization Agreement and approved by the parties, (ii) is reviewed by the finance sub-committee as approved by the parties as income or expense for purposes of CGNov, and (iii) is limited to the following:

  (a) actual inventory write-offs (but not including any write-offs included or includible in Fully Burdened Manufacturing Cost, or which are Excluded Costs under the Development License and Commercialization Agreement, or which are caused by a party's negligence);

  (b) idle plant charges (subject to the terms of the Manufacturing and Supply Agreement, which shall define capacity and idle capacity); and other items, provided they are permitted under the Development License and Commercialization Agreement, reviewed by the finance sub-committee and approved by the parties.

  "Royalty Costs" shall mean payments paid by Novartis and Cell Genesys to Third Parties in connection with rights to use such Third Party's intellectual property for the Option Product, including, but not limited to, royalty payments, milestone payments and any up-front payment due under Third Party licenses or settlements with Third Parties.
  "Sales Returns and Allowances" shall mean the sum of (a) and (b), where: (a) is a provision for (i) cash and quantity discounts or rebates on an Option Product (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold Option Product or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) sales taxes, duties or other governmental charges levied on or measured by the billing amount for an Option Product, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Option Product, to the extent included in the invoice to the customer, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by Cell Genesys and Novartis for Option Product; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by Cell Genesys or Novartis for items (i), (ii), (iii), (iv) and (v) in clause (a). The provision allowed in clause (a) and adjustments made in clauses (b) will be reviewed and approved by the Finance Sub-Committee.
  "Cost of Sales" or "Sales Costs" shall mean sales costs approved by the parties and incurred by the parties for their account and specifically identifiable to the sales efforts of Option Products to all markets in the Option Territory.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) "Sales Costs" shall include, without limitation, costs associated with sales representatives for Option Products in the Territory, as the case may be, including compensation, benefits and travel, supervision and training of such sales representatives, sales meetings, and other sales related expenses.

(b) "Sales Costs" will not include the start-up costs associated with any party's sales force relating to that party's sales efforts in the United States, including recruiting, relocation and other similar costs.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT V

OPTION AGREEMENT

FORM OF MANUFACTURING AND SUPPLY AGREEMENT

See attached.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

MANUFACTURING AND SUPPLY AGREEMENT

Between

Novartis Pharma AG

(hereinafter "Novartis")

and

Cell Genesys, Inc.

(hereinafter "Cell Genesys")

This Manufacturing and Supply Agreement (this "Agreement") is entered into as of [____] (the "Effective Date"), by and between Novartis and Cell Genesys.

WHEREAS, Novartis and Cell Genesys have entered into a Development License and Commercialization Agreement, as of even date herewith ("Development License and Commercialization Agreement"), pursuant to which Cell Genesys has granted to Novartis certain exclusive rights with respect to an Option Product; and

WHEREAS, Novartis desires to engage Cell Genesys to manufacture and supply the Option Product in bulk form suitable for commercialization, all in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms used, but not otherwise defined herein, shall have the meanings set forth in the Definitions Appendix, attached hereto as Annex 7.

ARTICLE 2
MANUFACTURING STANDARDS

2.1 Development of Manufacturing Standards. No later than ninety (90) Days following the Effective Date, the JDC, in compliance with all Laws, regulatory requirements of applicable Regulatory Authorities, cGMP and other requirements set forth in this Agreement, shall develop and approve the following descriptions, specifications, standards, schedules and procedures related to the manufacture of Bulk Product (collectively, "Manufacturing Standards"):

(a) description of the Bulk Product and the components, raw materials, and excipients required to manufacture the Bulk Product ("Components"), which descriptions will be attached to this Agreement as Annex 1;

(b) specifications for the Bulk Product ("Specifications"), which specifications will be attached to this Agreement as Annex 2;

(c) standards and procedures for Processing the Bulk Product ("Processing Procedures"), which standards and procedures will be attached to this Agreement as Annex 4;

(d) procedure and schedule to validate the Bulk Product manufacturing process ("Validation Plan"), which Validation Plan will be attached to this Agreement as Annex 5;

(e) supply requirements and quality assurance standards and procedures related to the manufacture of the Bulk Product pursuant to the Supply and QA Agreement ("Supply and QA Agreement"), which Supply and QA Agreement shall be executed by the parties and will be attached to this Agreement as Annex 3; and

(f) procedures for complying with health, safety and environmental protection Laws governing the manufacture of Bulk Product ("HSE Procedures"), which procedures will be attached to this Agreement as Annex 6.

2.2 Acceptance of Engagement. After delivery by the JDC to Cell Genesys of the final approved version of the Manufacturing Standards, Cell Genesys will have ten (10) Business Days to accept the engagement to manufacture and supply the Bulk Product in accordance with the terms of this Agreement. If Cell Genesys does not agree within ten (10) Business Days, then Novartis may, at its sole discretion and option, undertake to (i) engage a Third Party or Third Parties to manufacture and supply the Bulk Product for Novartis, or (ii) manufacture and supply the Bulk Product by itself or through its Affiliates, in each case, under the Manufacturing Standards approved by the JDC. This Agreement will terminate upon Cell Genesys' receipt of written notice from Novartis of its decision; provided, however, until Novartis, an Novartis Affiliate, or a Third Party agrees to manufacture and supply the Bulk Product as specified above, Novartis and Cell Genesys will negotiate diligently and good faith to agree upon an amendment to this Agreement under which Cell Genesys will accept the engagement to manufacture and supply the Bulk Product on a transitional basis. Until Cell Genesys accepts the engagement to manufacture and supply the Bulk Product, Cell Genesys will have no other obligations under this Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3
TERMS OF ENGAGEMENT

3.1 Engagement. Subject to Cell Genesys' acceptance in accordance with Section 2.2, Novartis hereby engages Cell Genesys to manufacture and supply to Novartis Bulk Product during the Term of this Agreement subject to the terms and conditions of this Agreement. Cell Genesys shall manufacture and supply the Bulk Products to Novartis in full conformance with the Manufacturing Standards.

3.2 Requirements Contract. Subject to the terms and conditions of this Agreement, Cell Genesys shall manufacture, store, test, release, supply, deliver and sell to Novartis all of Novartis and Novartis' Affiliates' requirements of the Bulk Products for Clinical Supply and Commercial Use in the Option Territory. Except as expressly permitted by Novartis, and except to fulfill Cell Genesys' requirements for China, Cell Genesys shall not manufacture, store, test, release, supply, deliver and sell the Option Product (including Bulk Product) to any Person other than Novartis and Novartis' Affiliates in the Field and in the Option Territory.

3.3 Manufacturing Responsibilities. Cell Genesys covenants that it shall manufacture, store, test and release, supply, deliver and sell to Novartis the Bulk Products for Novartis' and Novartis' Affiliates' Commercial Use and Clinical Supply in full compliance with (a) the Manufacturing Standards; (b) cGMP, (c) the prevailing Laws on health, safety and environmental protection; and (d) all applicable Laws that may be amended from time to time. The foregoing responsibilities and obligations of Cell Genesys shall be hereinafter referred to as the "Manufacturing Responsibilities." Cell Genesys shall be responsible for acquiring all required Components, and all necessary rights thereto, to comply with its obligations hereunder, and all related costs shall be included in the computation of Cell Genesys' Fully Burdened Manufacturing Cost.

3.4 [*] Subcontractors. [*] Cell Genesys shall require all [*] Subcontractors to agree to comply with the Manufacturing Responsibilities and other applicable obligations and responsibilities hereunder. Cell Genesys shall be solely and fully responsible for executing and monitoring the work performed by such [*] Subcontractors pursuant to the terms and conditions of this Agreement. Cell Genesys shall, and undertakes to cause its [*] Subcontractors to, hold all necessary authorizations and permits for any and all Processing under this Agreement from the authorities of the country or countries where such Processing takes place, including, but not limited, to all necessary authorizations and permits for the acquisition, storage and handling of the Components and the Bulk Product. Cell Genesys shall make available to Novartis, upon Novartis' request, true and correct copies of all such authorizations and permits. Without prejudice to any of Novartis' other rights under this Agreement, Cell Genesys shall promptly inform Novartis in the event any such authorization or permit is not obtained in timely fashion or is withdrawn or otherwise under investigation.

3.5 Changes to Processing. Any changes relating to the Processing are subject to Novartis' approval and the terms of the Supply and QA Agreement, which approval will not be unreasonably withheld or delayed. Except with the prior written consent of Novartis, Cell Genesys will not make any change to any Bulk Product ingredients (including liquid, Device and Components), analytical procedures, manufacturing and any testing documents, Specifications, controls, storage and/or stability protocols therefor or Manufacturing Standards. The parties shall enter into the Supply and QA Agreement following Cell Genesys' acceptance of the engagement under this Agreement, which Supply and QA Agreement shall, among other things, supplement and add to this Agreement.

ARTICLE 4
Preparation for Manufacture

4.1 Preparation of Facilities. Cell Genesys warrants that its facilities, which will be used in the Processing of Bulk Products, will be ready and able to produce the validation batches required for Validation by Cell Genesys in strict accordance with Validation requirements set forth and within the time schedule specified in the Validation Plan. Cell Genesys shall commence production of the required Validation batches for the Bulk Product in strict accordance with the time schedule specified in the Validation Plan. This time frame may be adjusted by the JDC.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Validation. Cell Genesys shall use commercially reasonable efforts to successfully validate the production process according to the Validation Plan. In the event that the production process shall not be successfully validated pursuant to the Validation Plan, the parties agree to meet to discuss a path forward. If the parties cannot agree on a path forward within sixty (60) Days of such non-Validation, Novartis may terminate this Agreement without further liability to Cell Genesys, Cell Genesys' Affiliates and [*] Subcontractors.

4.3 Inspection. As further enumerated in Article 8, Novartis shall have the right to perform inspections of the Cell Genesys facilities, operations and quality systems as they relate to the production of the Bulk Products in order to ensure compliance with the registration of the Option Product and compliance with cGMP guidelines, applicable Laws and Manufacturing Standards. [*]

4.4 Operations. Cell Genesys shall, at its cost, operate and maintain its facilities and all equipment and machinery used, directly or indirectly, to produce the Bulk Products in a state of repair and operating efficiency to meet the Specifications and the Manufacturing Standards. Cell Genesys shall perform, at its sole cost and expense, all Validation of machinery and equipment used to manufacture the Bulk Products at its facilities, and to validate all production, cleaning and manufacturing processes employed in manufacturing the Bulk Product, in accordance with the Manufacturing Responsibilities. Cell Genesys shall strictly adhere to the Validation Plan for the Bulk Product.

4.5 Ready, Willing and Able. Cell Genesys shall be ready, willing and able to supply Novartis with Bulk Product for Clinical Supply, as of the Effective Date, and Commercial Use, as of the Launch Date. In order to make the necessary quantities of the Bulk Product available at the Launch Date, Cell Genesys shall ensure that the required manufacturing capacity to fill the first Firm Order is in place and ready for pre-approval by Regulatory Authorities in accordance with the time schedule set forth in the Validation Plan and as required by the JDC. The parties agree that to the extent that Cell Genesys' failure to meet such agreed to time schedules results in a delay to the commercial launch of the Option Product, such failure will cause great harm to Novartis. In such an event, without limiting any other remedies available to Novartis, Cell Genesys shall provide compensation to Novartis for its failure to meet such time schedule, which compensation shall be equal to [*] per seven (7) Days of delay. Cell Genesys acknowledges and agrees that such compensation is fair and adequate, and that such compensation is not a penalty.

4.6 Qualification. Cell Genesys shall use or have used only such equipment and personnel as are qualified for the Processing of Bulk Product.

4.7 Guarantee. In order to ensure continuous supply of the Bulk Product, Cell Genesys shall use commercially reasonable efforts to obtain prior to the Launch Date (or, if agreed to by the parties, on a date which is one year after commercial launch of the Option Product) supply guaranties for all Components in sufficient quantities (based on the non-binding forecast to be provided by Novartis) from [*] Subcontractors. Upon the written request of Novartis, Cell Genesys shall provide Novartis with copies of such guarantee statements as well as any amendments that may be made thereto. Cell Genesys shall not be responsible for any delays caused by [*] other than as a result of [*].

4.8 Commercially Reasonable Efforts. Cell Genesys shall use commercially reasonable efforts to ensure that: (a) its stock of Component is always sufficient to permit the uninterrupted manufacture and supply of Bulk Product in full compliance with Novartis' Firm Orders, (b) the quantities of Components ordered and stored by it relate appropriately to Novartis' Firm Orders for manufacturing and supply requirements and Cell Genesys obligations hereunder so as to minimize the items in stock that become obsolete or unsaleable, and (c) the Components are of suitable quality required under the Specifications.

ARTICLE 5
Finished Product; orders and delivery

5.1 Finished Product. The JDC shall allocate responsibility for processing Finished Product in accordance with the description of Bulk Product and the capabilities of Cell Genesys and Novartis. For the avoidance of any doubt, the labeling and finishing of the Finished Product shall be in accordance with Novartis' own standards, including use of Novartis trademarks in connection therewith. Novartis shall be responsible for all distribution and related operations of such Finished Product.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Forecasting / Ordering Procedures / Delivery

(a) Novartis shall provide Cell Genesys with a good faith written, rolling forecast of the monthly quantities of Bulk Product that Novartis may order during the following twelve (12) month period, which forecast will be updated on a monthly basis. Each forecast shall be non- binding on both parties; provided, however, a forecast with respect to quantities forecasted to be ordered six (6) months from the date of the forecast shall be firm (subject to the variations set forth in Section 5.2(b)).

(b) Novartis shall submit a firm written purchase order ("Firm Order") for a quantity of Bulk Product that is (i) no less than fifty percent (50%) of the order quantity forecasted by Novartis in the binding forecast pertaining to this order, and (ii) no greater than one hundred twenty five percent (125%) of the order quantity forecasted by Novartis in the binding forecast pertaining to this order. Cell Genesys shall not be obligated to accept Firm Orders to the extent that the quantity ordered exceeds one hundred twenty five percent (125%) of the order quantity forecasted by Novartis in the binding forecast pertaining to the order, but shall use commercially reasonable efforts to fulfill the full quantity of the Firm Order. Cell Genesys will use commercially reasonable efforts to notify Novartis within ten (10) Days of receiving a Firm Order of Cell Genesys' ability to fill the excess quantities of the Firm Order. If Novartis submits a Firm Order for less than the minimum quantity required above, Novartis will nevertheless have an obligation to accept and purchase from Cell Genesys the minimum quantity of Bulk Product.

(c) The lead time for delivery of quantities ordered under all Firm Orders shall be initially determined by the JDC. All Firm Orders shall specify Novartis' purchase order number, quantities, shipment schedule and any other elements necessary to ensure the timely production and correct shipment of the Bulk Product. The parties agree to review the Firm Order lead times within two (2) years of the Launch Date, in order to reduce the lead times if possible.

(d) Shipments of Bulk Products shall be made FCA ("FCA", as such term is defined in INCOTERMS 2000). Cell Genesys shall bear the risk of loss or of damage to Bulk Products until the Bulk Products have been delivered into the custody of the carrier. Novartis shall have the right to designate such carrier as it may communicate, from time to time to Cell Genesys.

(e) The parties, through the authority of the JDC, shall endeavor to ensure that the total shelf life of the Bulk Product shall be no less than the minimum requirements set by the Regulatory Authorities. Cell Genesys shall use commercially reasonable efforts to ensure that the residual shelf life of the Bulk Product upon delivery of the Bulk Products shall not be less than [eighty five percent (85%)] of the total shelf life, initially. The parties agree to review the residual shelf life requirements on an annual basis with the view of achieving a target shelf life percentage of [ninety percent (90%)] of the Bulk Product's total shelf life. In case the approved shelf life shall be less than twenty-four (24) months, the parties shall mutually agree on the required residual shelf life requirement upon delivery (not to be less than eighty percent (80%)). The shipment of Bulk Product with less than the required residual shelf life pursuant to this Section 5.2(e) requires the prior written approval of Novartis.

(f) In the event that Cell Genesys fails to deliver the properly ordered Bulk Products within two (2) weeks after the agreed delivery date, Cell Genesys shall grant a price reduction equal to [*] of the price payable to Cell Genesys for such Bulk Products delivered with delay for each full calendar week beyond such two (2) week period, but at a maximum price reduction of [*]. The parties agree that a delay in delivery within the agreed upon time limits equal to or less than five (5) full weeks beyond such two (2) week period will not constitute a breach of this Agreement. A delay in delivery of the ordered Bulk Products greater than five (5) full weeks from the delivery date for such order Bulk Products shall constitute a material breach of this Agreement by Cell Genesys.

(g) The parties acknowledge and agree that the terms and conditions of supply shall be further supplemented by the Supply and QA Agreement. In the event of any irreconcilable conflict between the terms of this Agreement and the Supply and QA Agreement, the terms of the Supply and QA Agreement shall prevail.

ARTICLE 6

Purchase Price AND PAYMENT

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1 Manufacturing Costs. From the Effective Date of the Development License and Commercialization Agreement, each of Cell Genesys and Novartis shall be responsible for the Fully Burdened Manufacturing Costs. The foregoing costs shall be allocated in the form set out in the chart illustrated in this Section. However, the Fully Burdened Manufacturing Costs shall be consolidated and calculated within the formula set forth in Section 6.3 of the Development License and Commercialization Agreement and the Financial Appendix:

	Cell Genesys	Novartis
Option Territory (excluding U.S.)	[*] of Fully Burdened Manufacturing Costs	[*] of Fully Burdened Manufacturing Costs
U.S.	[*] of Fully Burdened Manufacturing Costs	[*] of Fully Burdened Manufacturing Costs

6.2 Purchase Price for Commercial Use. The purchase price for Bulk Product supplied by Cell Genesys to Novartis pursuant to this Agreement for Commercial Use in the Option Territory shall be equal to Cell Genesys' Fully Burdened Manufacturing Cost for the Bulk Product plus [*] of such Fully Burdened Manufacturing Cost. For the purposes hereof, Cell Genesys' Fully Burdened Manufacturing Cost shall not exceed the amount equal to [*] of Net Sales; Cell Genesys shall bear all such costs in excess of [*] of Net Sales.

6.3 Purchase Price for Clinical Supply and Marketing Samples. The purchase price for Bulk Product supplied by Cell Genesys to Novartis pursuant to this Agreement for Clinical Supply and Marketing Samples, if any, shall be Cell Genesys' Fully Burdened Manufacturing Cost for Bulk Product [*].

6.4 Settlement and Payment for the U.S. The settlement and payment for all Bulk Product supplied by Cell Genesys to Novartis pursuant to this Agreement for Commercial Use and Clinical Supply within the United States shall be consolidated, computed and settled in accordance with the formula and process as set forth in Section 6.3 of the Development License and Commercialization Agreement and the Financial Appendix.

6.5 Settlement and Payment for Option Territory (Excluding U.S.). For all Bulk Product supplied to Novartis pursuant to this Agreement for Commercial Use and Clinical Supply within the Option Territory (excluding the United States), Cell Genesys shall submit invoices to Novartis for Bulk Product promptly after shipment. The invoiced amount shall be Cell Genesys' Fully Burdened Manufacturing Cost for the Bulk Product plus [*] of such Fully Burdened Manufacturing Cost for the ordered Bulk Products. Provisional payments shall be made by Novartis within sixty (60) Days after Novartis' receipt of the invoice. Novartis has no obligation to pay for any shipment of Bulk Product that is rejected by Novartis in accordance with Article 7. Notwithstanding the amount invoiced, the parties agree that Section 6.2 shall apply. Accordingly, the parties shall consolidate, compute and settle the proper amounts to be invoiced and paid in accordance with consolidation, computation and settlement procedure set forth in the Financial Appendix by the Finance Sub-Committee. Such procedure shall also include reconciliation and reimbursement of payments made by Novartis under this section taking into account that Novartis shall not be liable for Cell Genesys' Fully Burdened Manufacturing Cost that exceed the amount equal to [*] of Net Sales as provided under Section 6.2.

6.6 Transparency. The parties (including all [*] Subcontractors) shall operate under an "open book" principle providing for full transparency and detailed cost calculation in order to be able to determine Fully Burdened Manufacturing Costs. In determining the Fully Burdened Manufacturing Costs and costs of the Bulk Product and [*], Cell Genesys will agree to work with Novartis in order to [*]. To this end, Cell Genesys will provide Novartis with the necessary information [*].

6.7 Financial Appendix. In the event of an irreconcilable conflict between this Agreement and the Financial Appendix, the terms of the Financial Appendix shall prevail.

6.8 Improvements. Cell Genesys will pursue and implement a continuous improvement and competitive best practices strategy to improve the manufacturing performance within its facilities in order to reduce the manufacturing and material costs at said facilities.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7
Deviations

7.1 Deviations. Cell Genesys shall ensure that the Bulk Products and Devices delivered to Novartis shall conform to the requirements and obligations set forth in the Supply and QA Agreement. In the event that Cell Genesys delivers any Deviating Bulk Product to Novartis, Novartis shall inform Cell Genesys thereof in accordance with the terms and timelines set forth in the Supply and QA Agreement. Novartis shall have, at its sole discretion, the right

(a) to reject any Deviating Bulk Product; or

(b) to reject the entire shipment containing any Deviating Bulk Product; and

(c) to replace the entire shipment containing such Deviating Bulk Product.

7.2 Remedy. In the event that Cell Genesys delivers any Deviating Bulk Product to Novartis and subject to Novartis' duly and timely notification of Cell Genesys thereof within the periods defined in the Supply and QA Agreement, Cell Genesys shall replace any such Deviating Bulk Product or, at Novartis' sole discretion, any shipment containing such Deviating Bulk Product, with unobjectionable Bulk Product or unobjectionable shipment of Bulk Product, as the case may be, at Cell Genesys' cost. In addition, Cell Genesys shall bear sole responsibility for all costs associated with the transportation, testing and disposal of the Deviating Bulk Product or shipment containing Deviating Bulk Product, as the case may be. Cell Genesys shall use commercially reasonable efforts to complete such replacement within the replacement time frame set forth in the Supply and QA Agreement.

7.3 Disputes. In the event of an unresolved dispute as to any Deviation, the parties shall appoint an independent first-class laboratory to undertake the relevant testing within the time frame set forth in the Supply and QA Agreement and upon the terms agreed upon within the Supply and QA Agreement. The parties shall ensure that such independent laboratory is bound to the parties by obligations of confidentiality no less exacting than those applying between the parties and outlined in this Agreement. All fees and expenses of the said laboratory shall be borne solely by the unsuccessful party. In the event that no independent laboratory referred to above has the capability to resolve any such dispute, the Novartis and Cell Genesys representatives identified in the Supply and QA Agreement will then conduct an investigation and determine an appropriate retest plan. The parties agree that during the resolution of any such dispute, Novartis shall, irrespective of the final allocation of the cost for the replacement of Deviating Bulk Product in accordance with Sections 7.1 and 7.2 above, purchase any replacement of Deviating Bulk Product requested by Novartis under Section 7.1 above pursuant to the terms of this Agreement, and Cell Genesys shall reimburse Novartis for such costs as appropriate in accordance with Sections 7.1 and 7.2 above. Any such replacement shipment of Bulk Product shall be treated as a new, additional shipment of Bulk Product (that will be separately accounted for invoiced by Cell Genesys) for all purposes, including testing for Deviations and payment or settlement for such additional shipment. In the event that any Bulk Product shipment or batch thereof is ultimately agreed or found not to be Deviating Bulk Product, Novartis shall accept and pay for such shipment or batch if such payment remains outstanding.

ARTICLE 8
Inspections

8.1 Records. Cell Genesys shall keep and cause the [*] Subcontractors to keep complete and accurate records of the manufacture, specifications, test procedures, packaging, approved supplier listing and shipping and, without limitation, shall retain those samples and records specified in the Supply and QA Agreement that are necessary to comply with manufacturing regulatory requirements as well as to assist with resolving product complaints and other similar investigations, and ensure compliance with the manufacturing responsibilities set forth in this Agreement. Copies of such records and samples shall be made available to Novartis upon its request and shall be retained by Cell Genesys and be available to Novartis for the period agreed upon in the Supply and QA Agreement.

8.2 Inspections. Novartis will have the right and Cell Genesys shall permit or cause to be permitted, [*] on reasonable prior notice, to have qualified individuals (as identified in the Supply and QA Agreement) to inspect Cell Genesys' and [*] Subcontractor's production facilities and more particularly the equipment used in the manufacturing, filling, packaging, storage, testing, shipping or receiving of Bulk Products and Components, and the suppliers of Components. Such inspections may include cGMP inspections [*]. Representatives of Novartis shall have access [*] to all documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by the Regulatory Authorities. Moreover, Novartis shall have the right, [*] on reasonable prior notice, to observe the manufacture, packaging, storing, testing and shipment of Bulk Products, Devices, Components and proprietary active ingredients. Novartis may inspect Cell Genesys' and the [*] Subcontractors' reports and records relating to the Processing pursuant to this Agreement during normal business hours and with reasonable advance notice, and a Cell Genesys representative shall be present during any such inspection.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3 Regulatory Inspections. Furthermore Cell Genesys shall permit or cause to be permitted authorized officials of any Regulatory Authority or other competent governmental agencies to inspect its production facilities, including the equipment, used for the manufacturing, filling, packaging, storage, testing, shipping or receiving of Bulk Products and Device and/or Components, as required or necessary for the granting or maintaining of any Registration.

8.4 Audit. Cell Genesys shall keep and cause the [*] Subcontractors to keep complete and accurate records of the cost per unit of the Bulk Products and Devices. Upon the written request of Novartis and every financial quarter, Cell Genesys shall permit an independent certified public accounting firm of nationally recognized standing selected by Novartis, at Novartis' expense, to have access during normal business hours to such records of Cell Genesys and its Affiliates, being [*] Subcontractors, as may be reasonably necessary to verify, inter alia, the accuracy of the price per unit and any other price and cost calculation and reconciliation made or provided for hereunder for any financial quarter. If such accounting firm concludes that additional sums are owed or payable during such period, such sums shall be paid by the appropriate party within seven (7) Days of the date Novartis delivers to Cell Genesys such accounting firm's written report so concluding.

8.5 Survival. The rights of inspection hereunder held by Novartis shall survive five (5) years from termination or expiration of this Agreement.

ARTICLE 9
Exchange of information

9.1 Exchange of Information. Without prejudice to Novartis' rights to information set forth in the Supply and QA Agreement, the parties shall continually exchange information and experiences in all matters pertaining to the manufacturing of the Bulk Products and Quality Assurance.

9.2 Prior Notice. Each party shall give prompt notice by telephone (to be confirmed in writing) to the Director of Quality Control/Quality Assurance of the other party upon discovery that the Bulk Product should be recalled or corrected, or may be required to be recalled or corrected.

9.3 Recall. The decision to initiate a recall or to take some other corrective action, if any, shall be made and implemented by Novartis. The recall procedure shall be set forth in the Supply and QA Agreement. Costs related to a recall will be same as set forth in Article 7.

9.4 Returns. Novartis shall have the responsibility for handling customer returns of the Bulk Products. Cell Genesys shall provide Novartis with such assistance as Novartis may reasonably need to handle such returns. In the event of a return, at Novartis' request, Cell Genesys shall use its commercially reasonable efforts to replace the returned Bulk Products with new Bulk Products within the time frame set forth in the Supply and QA Agreement from the date that Novartis notifies Cell Genesys about the returned Bulk Products.

9.5 Complaints and ADE's. Novartis shall have the sole responsibility for responding to questions and complaints from Novartis customers and for reporting adverse drug events ("ADE") as defined by applicable regulation to the relevant Regulatory Authorities, unless otherwise required by applicable laws, rules and regulations. Questions or complaints received by Cell Genesys shall be immediately referred to Novartis. The parties shall keep each other promptly and fully informed of any information concerning any ADE or pharmaceutical technical complaints coming to their knowledge with regard to any Option Product regardless of the origin of such information. Cell Genesys shall cooperate as reasonably required to allow Cell Genesys to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, as soon as possible in light of the circumstances, Cell Genesys shall provide Novartis with all requested information in order to assist Novartis in responding properly to questions or complaints relating to the Bulk Products.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 10
[*] Manufacturing and Intellectual Property

10.1 Intellectual Property. Subject to the provisions relating to IP rights contained in the Transaction Documents, which provisions shall remain in full force and effect, all Technical Information provided by Novartis shall be and remain the property of Novartis, and all Technical Information provided by Cell Genesys shall be and remain the property of Cell Genesys.

10.2 [*] Manufacturing. [*]

ARTICLE 11
Indemnification and liabilities

11.1 Cell Genesys Indemnity. Notwithstanding anything contained in, and without prejudice or limitation to the indemnification provisions in, the Option Agreement or Development License and Commercialization Agreement, which remain in full force and effect, Cell Genesys is liable for and shall indemnify and hold Novartis and its Affiliates harmless against all Losses incurred by Novartis and/or any of its Affiliates resulting from Cell Genesys', its Affiliates' or the [*] Subcontractors' willful misconduct or negligence in respect of the performance, breach of or failure to perform any of its obligations under this Agreement, except for any such Loss against Novartis or any of Novartis' Affiliates results from Novartis' or Novartis' Affiliates' willful misconduct or negligence in respect of the performance, breach of or failure to perform any of its obligations under this Agreement.

11.2 Novartis Indemnity. Notwithstanding anything contained in, and without prejudice or limitation to the indemnification provisions in, the Option Agreement and Development License and Commercialization Agreement, which remain in full force and effect, Novartis is liable for and shall indemnify and hold Cell Genesys and/or any of Cell Genesys' Affiliates harmless against all Losses incurred by Cell Genesys and Cell Genesys' Affiliates resulting from Novartis' and/or its Affiliates willful misconduct or negligence in respect of the performance, breach of or failure to perform any of its obligations under this Agreement and the safety of the Finished Product distributed by or on behalf of Novartis or Novartis' Affiliates, except for any such Loss against Cell Genesys and/or any of Cell Genesys' Affiliates results from Cell Genesys' or Cell Genesys' Affiliates' willful misconduct or negligence in respect of the performance or breach of or failure to perform any of its obligations under this Agreement.

11.3 Procedure. Each party entitled to be indemnified by the other party (an "Indemnified Party") pursuant to Section 11.1 or 11.2 hereof shall give notice to the other party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(a) the Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give notice to the Indemnified Party of the Indemnifying Party's decision to so assume such defense within thirty (30) Days after the date of the notice from the Indemnified Party of the Third Party claim as to which indemnity is sought and acknowledges in writing to the Indemnified Party that any Loss in connection with such claim or any litigation resulting therefrom is a Loss for which the Indemnified Party shall be entitled to indemnification pursuant to this Article 11;

(b) counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with the Indemnified Party's own counsel at the Indemnified Party's own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

(d) no Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation;

(e) each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

(f) if the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party.

11.4 Limitations.

(a) EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NONE OF THE PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

(b) EXCEPT FOR LOSSES WHICH ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS OF EITHER PARTY WITH RESPECT TO INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY, UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

11.5 Insurance. Cell Genesys and Novartis each warrant that each has appropriate and adequate insurance to cover claims or damages for which it shall be liable under the terms of this Agreement. Upon request by the other party Novartis or Cell Genesys, as the case may be, will provide reasonable evidence of its insurance.

ARTICLE 12
Storage of documents and samples

The obligations for the storage of samples and documentation shall determined in accordance with the Supply and QA Agreement.

ARTICLE 13
Confidentiality

The parties acknowledge and agree that all Confidential Information disclosed by one party to the other shall be subject to the Confidentiality Appendix.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 14
Term and expiration

14.1 Commencement. This Agreement shall take effect on the Effective Date.

14.2 Term. This Agreement will be effective as of the Effective Date and will remain in effect until the expiration or termination of the Development License and Commercialization Agreement, unless earlier terminated in accordance with the terms of this Agreement ("Term"). Notwithstanding this Section 14.2, Novartis may terminate this Agreement with respect a particular country at any time if a generic Competing Product enters into the marketplace in such country.

ARTICLE 15
Extraordinary termination

15.1 For Breach. Upon failure of either party to remedy its material breach of any of its material obligations under this Agreement within sixty (60) Days following the receipt of written notice specifying such breach, the other party shall have the right to terminate this Agreement immediately by delivering a written termination notice to the party in breach. If Cell Genesys fails to supply properly ordered Bulk Product within [*] after the agreed upon delivery date more than [*] times during any [*] period, Novartis shall have the right, but is not obligated, to terminate this Agreement immediately by delivering a written termination notice to Cell Genesys within [*] from the end of such [*] period.

15.2 For Bankruptcy. Both parties, at their sole discretion, may immediately terminate this Agreement upon written notice to the other party in the event that: (a) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party; or (c) this Agreement is assigned by such other party for the benefit of creditors. In the event of the insolvency or bankruptcy of an [*] Subcontractor, Cell Genesys shall immediately, but after first obtaining Novartis' consent, which consent shall not unreasonably be withheld, appoint, authorize and validate a new subcontractor to produce the Bulk Product.

15.3 For Convenience. In addition to any other termination rights it may have under this Agreement, Novartis may terminate this Agreement with respect to a particular country immediately in the event that any Regulatory Authority in such country takes any action, or raises any objection, preventing Novartis from exporting, purchasing or selling the Bulk Product. Additionally, Novartis shall have the right to terminate this Agreement with respect to a particular Major Market immediately in the event that the Bulk Product cannot reasonably be commercialized for medical, scientific or legal reasons in such Major Market. Novartis shall also have the right to terminate this Agreement in accordance with Section 12.6 of the Development License and Commercialization Agreement.

ARTICLE 16
Rights and obligations upon termination or expiration

16.1 Consequences of Termination. In the event that Cell Genesys declines to accept the engagement in accordance with Section 2.2 above or upon the termination of this Agreement (other than by Cell Genesys under Sections 15.1 and 15.2), the financial arrangement under the Financial Appendix shall survive; provided, however, in no event shall Novartis' burden for the Fully Burdened Manufacturing Cost of the Bulk Products manufactured by Novartis, Novartis' Affiliate or a Third Party, as the case may be, exceed [*] of Net Sales. Any such amount in excess of [*] shall be borne by Cell Genesys.

16.2 Transition. In the event that Cell Genesys declines to accept the engagement in accordance with Section 2.2 above, or upon expiration or termination of this Agreement (other than by Cell Genesys under Sections 15.1 and 15.2), Cell Genesys and its Affiliates shall cooperate and instruct the [*] Subcontractors to cooperate in good faith with Novartis to ensure a smooth and orderly transition to a new supplier of Bulk Product (including Novartis or an Affiliate of Novartis). During a transition period [*], Cell Genesys, its Affiliates and the [*] Subcontractors shall [*], and Cell Genesys shall maintain [*] inventory of Components during the transition period. During such transition period, the obligations under Article 12 shall continue to apply.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16.3 Manufacturing License. In the event that Cell Genesys declines to accept the engagement in accordance with Section 2.2 above, or upon expiration or termination of this Agreement (other than by Cell Genesys under Sections 15.1 and 15.2), Cell Genesys shall grant to Novartis, and hereby does grant to Novartis a non-exclusive, royalty-free, irrevocable, perpetual and fully transferable and sublicensable license under all of Cell Genesys' IP to manufacture and sell the Bulk Products for the benefit of Novartis. Novartis shall have the option to enter into discussions and negotiations to continue to procure the Bulk Products, as the case may be, from any or all of the [*] Subcontractors (not in breach of their obligations) upon terms [*]. Cell Genesys shall also provide and deliver to Novartis or Novartis' designee all Cell Genesys Know How, biological materials, assays, Registrations and permits from Regulatory Authorities (including drug master files) and other materials and documents required by Novartis to manufacture and sell the Bulk Products.

16.4 Other Obligations. In addition to the other provisions contained in this Agreement, upon the expiration or termination of this Agreement, Cell Genesys shall and Cell Genesys shall cause the [*] Subcontractors to:

(a) promptly refrain from using the Technical Information belonging to Novartis and return to Novartis all documents containing Confidential Information relating to Novartis (including, but not limited to, any reproduction, notes and summaries, printouts or copies of information stored in electronic or computerized systems), delete all soft copies of information stored in electronic or computerized systems and any other items put at Novartis' disposal by Novartis free of charge under this Agreement.

(b) supply all unshipped Bulk Product that was manufactured pursuant to a Firm Order against payment of the applicable purchase price per unit in effect at the time the Firm Order was placed.

16.5 Obligations of Novartis. In addition to the other provisions contained in this Agreement, upon the expiration or termination of this Agreement, Novartis shall,

(a) except where Novartis acquires a manufacturing license pursuant to Section 16.3 above, promptly refrain from using the Technical Information belonging to Cell Genesys and/or its Affiliates and/or [*] Subcontractors and promptly return to Cell Genesys all documents containing Confidential Information of Cell Genesys and/or its Affiliates and/or [*] Subcontractors (including, but not limited to, any reproduction, notes and summaries, printouts or copies of information stored in electronic or computerized systems), delete all soft copies of information stored in electronic or computerized systems and any other items put at Novartis' disposal by Cell Genesys and/or its Affiliates and/or [*] Subcontractors free of charge under this Agreement; and

(b) take delivery of any Bulk Product firmly ordered against payment of the applicable purchase price per unit in effect at the time the Firm Order was placed.

16.6 Survival. No termination or expiration of this Agreement shall affect any outstanding obligations accrued hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this Agreement. Upon expiration or termination of this Agreement all outstanding unpaid invoices shall become payable immediately. For the avoidance of doubt, termination of this Agreement, irrespective of this cause, shall not affect the obligations and responsibilities of the parties under Articles 11 (with respect to any actions occurring prior to termination or expiration), 13 and 16, all of which shall survive any termination or expiration of this Agreement. The obligations concerning retention of samples and documentation shall remain in force for the period referred to in the relevant provisions of this Agreement.

ARTICLE 17
Assignment

This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that (i) (subject to the next sentence) either party may assign the benefit of this Agreement, without the consent of the other party, to any of its Affiliates, if the assigning party remains obligated on a primary basis for the full performance of its Affiliates' obligations hereunder, and (ii) Novartis may assign this Agreement, without the consent of Cell Genesys, in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or in the event of its merger or consolidation with another company. In the event Cell Genesys consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cell Genesys shall assume the obligations set forth in this Agreement. Any purported assignment in contravention of this Article 17 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 18
DISPUTE RESOLUTION

18.1 Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflict of laws principles.

18.2 Conciliation. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the parties shall, and either party may, initially refer such controversy or claim to the chief executive officer (or his/her representative) of Cell Genesys and the head of the Oncology business unit (or any successor business unit) of Novartis who shall, as soon as practicable, attempt in good faith to resolve the controversy or claim. If such controversy or claim is not resolved within sixty (60) Days of the date of initial referral of the matter, either party shall be free to initiate legal proceedings of the following Section.

18.3 Jurisdiction. Except with respect to disputes which shall be resolved through conciliation in accordance with Section 18.2, each party irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any state courts sitting in New York, New York, for purposes of any action, suit or other proceeding arising out of this Agreement.

ARTICLE 19
Miscellaneous

19.1 Independent Contractor. For purposes of this Agreement, each party shall be an independent contractor and not an agent or employee of the other party. Neither party shall have the authority or power to make any statements, representations or commitments of any kind on behalf of the other party, or to take any action which is binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

19.2 Notices. Any notices which either party may be required or shall desire to give under this Agreement shall be deemed to be duly given when in writing and delivered personally, mailed by registered mail, courier service or sent by telefax (provided that such telefax shall be confirmed by registered mail or courier service) to the party to whom notice is to be given, at the address specified below or such other address or addresses of which such party shall have given notice not less than seven (7) Days before the notice is dispatched. Any notices, which either party may be required or shall desire to give under any Annex to this Agreement, shall be given at the address specified in such Annex. In the event no address is specified in such Annex, paragraph (c) shall apply. Subject to paragraph (b) above, notices shall be given to the following address for each party:

If to Novartis, at:

Novartis Pharma AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention: General Counsel
Tel.: +41 61 324 1111
Fax: +41 61 324 8001

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Cell Genesys, at:

Cell Genesys, Inc.
500 Forbes Blvd.
South San Francisco, CA 94080
Attention: Stephen A. Sherwin, M.D.
Tel.: (650) 266 3000
Fax: (650) 266 3010

19.3 No License. No license or right is granted by implication or otherwise with respect to any Know-How, Patent application or Patent owned by Novartis or Cell Genesys or any of its Affiliates except as and if specifically set forth herein or in the Development License and Commercialization Agreement.

19.4 Incorporation of Annexes. All Annexes and their enclosures form an integral part of this Agreement and are incorporated herein by reference. The parties may from time to time amend, replace or supplement said Annexes in writing and such modifications shall be attached hereto.

19.5 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Cell Genesys and Novartis.

19.6 Regulatory Requirements. Cell Genesys, together with its Affiliates, agrees to provide Novartis with reasonable access to any information or documentation in its possession, control or ownership and to offer Novartis any reasonably necessary assistance to apply for the Regulatory Approvals Cell Genesys needs to obtain.

19.7 Force Majeure. The failure of either party to perform its obligations under this Agreement (other than the obligations to make any payments or of confidentiality) shall not subject such party to any liability or place it to be in breach of any term or condition of this Agreement to the other party if such failure is caused by Force Majeure; provided, however, that the party affected shall promptly notify the other party of the condition constituting Force Majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and resume the performance of its obligations as soon as reasonably practicable. If a condition constituting Force Majeure exists for more than ninety (90) consecutive Days, the parties shall negotiate a mutually satisfactory solution, if practicable, including the use of a Third Party to fulfill the obligations hereunder (including the granting of a manufacturing license), at the expense of the party invoking Force Majeure. "Force Majeure" shall mean any cause beyond the reasonable control of such nonperforming party, including, without limitation, acts of God, fire, explosion, flood, earthquake, drought, war, hostility, revolution, riot, civil disturbance, national emergency, sabotage, embargo, strikes or other labor trouble.

19.8 Entire Agreement. This Agreement, including the Annexes hereto, together with the terms of the Development License and Commercialization Agreement (unless specifically superseded by the terms in this Agreement), constitutes the entire agreement between the parties and shall supersede and prevail over any other prior or contemporaneous arrangements, whether written or oral, and is binding upon the parties hereto and their successors. In the event of any irreconcilable conflict between the terms of this Agreement and the Development License and Commercialization Agreement, the terms of the Development License and Commercialization Agreement shall prevail.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused this Manufacturing and Supply Agreement to be executed by their respective authorized officers as of the date set forth above.

Cell Genesys, Inc.

By: ___________________________________________

Title: ___________________________________________

Novartis Pharma AG

By: ___________________________________________

Title: ___________________________________________

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ANNEX 1

Bulk Product and Components

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ANNEX 2

Specifications

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX 3

Supply and QA Agreement

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ANNEX 4

Processing Procedures

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ANNEX 5

Validation Plan

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX 6

HSE Procedures

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX 7

Definitions Appendix

[To be identical to Exhibit VII of the Option Agreement]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT VI

OPTION AGREEMENT

DEVELOPMENT PRODUCTS

"Development Products" shall mean the following adenovirus vectors:

[*]

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT VII

OPTION AGREEMENT

DEFINITIONS APPENDIX

1.1. Construction. The terms defined hereinafter, whether used in singular or plural form, shall have the meaning set forth below. Whenever the words "include," "includes" or "including" are used in this Definitions Appendix, they are deemed to be followed by the words "without limitation." The term "party" or "parties" used herein shall refer to Novartis and Cell Genesys, individually or collectively.

1.2. References. Exhibits IV (Financial Appendix), VI (Development Products), and VIII (Confidentiality Appendix) to the Option Agreement shall be incorporated herein by reference and made part hereof.

1.3. "Additional Products" [*]

1.4. "ADE" shall have the meaning set forth in Section 9.5 of the Manufacturing and Supply Agreement.

1.5. "Adjusted Net Sales" shall mean, with respect to a Product, the Net Sales of such Product less any Third Party Obligations in connection with such Product.

1.6. "Affiliate", with respect to a party, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A Person shall be regarded as in control of another Person if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person. For the purposes of the Transaction Documents, Novartis and Cell Genesys shall not be deemed Affiliates of each other.

1.7. "Allocable Overhead" shall have the meaning set forth in the Financial Appendix.

1.8. "[*] Subcontractors" shall mean subcontractors of Cell Genesys [*] to manufacture and supply the Bulk Products and/or Devices for the benefit of Novartis under the Manufacturing and Supply Agreement.

1.9. "Assigned Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.10. "Assignment and License Agreement" shall mean the Patent Assignment and License Agreement, dated as of the Closing, among Novartis AG, Genetic Therapy, Inc. and Cell Genesys.

1.11. "Bulk Product" shall mean the applicable Option Product in bulk form, together with Devices, meeting their respective Specifications and having passed all Processing stages, that are manufactured by Cell Genesys and [*] Subcontractors.

1.12. "Business Day" shall mean any day other than Saturday, Sunday or other Days on which commercial banks in New York, New York or Basel, Switzerland are authorized or required by law or executive order to close.

1.13. "Cell Genesys Inventions" shall mean all inventions, discoveries and/or improvements thereto made by Cell Genesys or a Cell Genesys' Affiliate that may be subject to a Patent.

1.14. "Cell Genesys Know-How" shall mean all Know-How Controlled by Cell Genesys relating to an Option Product.

1.15. "Cell Genesys Patents" shall mean any Patents Controlled by Cell Genesys, and Cell Genesys' interest in any Joint Patent, having one or more Valid Claims covering a Development Product (including a Substitute Product, if applicable) or its manufacture or use.

1.16. "Cell Genesys Technology" shall mean, collectively, the Cell Genesys Patents and Cell Genesys Know-How.

1.17. "cGMP" shall mean then-current rules concerning good manufacturing practices according to the U.S. Code of Federal Regulations, the then-current EU/PIC GMP Guidelines, and the corresponding national laws and regulations.

1.18. "Change of Control Event" shall mean (i) a merger, reorganization or consolidation of Cell Genesys which results in the voting securities of Cell Genesys, outstanding immediately prior to such transaction, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction, (ii) any Third Party (other than any trustee or other fiduciary holding securities under an employee benefit plan of Cell Genesys), or any corporation or other entity owned directly or indirectly by the stockholders of Cell Genesys in substantially the same proportion as their ownership of stock of Cell Genesys), together with its Affiliates, becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of Cell Genesys, or (iii) a sale of all or substantially all of the business of Cell Genesys.

1.19. "China" shall mean the People's Republic of China and Taiwan.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.20. "Clinical Supply" shall mean the quantities of Bulk Product that are required for Clinical Trials by a party or the parties to conduct preclinical studies and Clinical Trials Phase I-III in connection with the terms of the Development License and Commercialization Agreement.

1.21. "Clinical Trials" shall mean Phase I Clinical Trial, Phase I/II Clinical Trial, Phase I/IIA Clinical Trial, Phase IIA Clinical Trial, Phase IIB Clinical Trial, Phase III Clinical Trial, Phase IIIB Clinical Trial, Phase IV Clinical Trial or a combination thereof.

1.22. "Closing" shall mean the closing date (July 23, 2003) of the transactions contemplated under the Subscription Agreement.

1.23. "Commercial Use" shall mean, with respect to a particular Product, any and all activities directed to promoting, marketing, using for commercial purposes, importing, exporting, distributing, selling or offering to sell (including pre-marketing), sampling, conducting post-marketing drug surveillance and conducting Phase IV clinical trials with respect to such Product.

1.24. "Competing Product" shall mean any product developed by Cell Genesys that has or is contemplated to be registered for the same Indication(s) as an Option Product in the Field, excluding any Refused Product Candidates and Rejected Products.

1.25. "Components" shall mean have the meaning set forth in Section 2.1(a) of the Manufacturing and Supply Agreement.

1.26. "Confidential Information" shall have the meaning set forth in the Confidentiality Appendix.

1.27. "Confidentiality Appendix" shall mean the Confidentiality Appendix, attached as Exhibit VIII to the Option Agreement.

1.28. "Controlled" shall mean the legal authority or right of a party hereto to assign, convey, transfer or grant a license or sublicense of IP rights to another party hereto, or to otherwise disclose proprietary or trade secret information to such other party, without breaching the terms of any agreement with a Third Party.

1.29. "Co-Promote" shall mean to undertake and implement the activities of each party under the Co-Promotion.

1.30. "Co-Promotion" shall mean the joint commercialization of the Option Product by the parties in the U.S.

1.31. "Core Countries" shall mean the U.S., Canada, Japan and Europe (Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Switzerland and the United Kingdom).

1.32. "Cost of Bulk Product" shall have the meaning set forth in the Financial Appendix.

1.33. "Cost of Finished Product" shall have the meaning set forth in the Financial Appendix.

1.34. "Cost of Goods Sold" shall have the meaning set forth in the Financial Appendix.

1.35. "Cost of Sales" shall have the meaning set forth in the Financial Appendix.

1.36. "Days" shall mean any day, including working days, public holidays and weekend days.

1.37. "Development Costs" shall have the meaning set forth in the Financial Appendix.

1.38. "Development License and Commercialization Agreement" shall mean the Development License and Commercialization Agreement(s) to be entered into by Novartis and Cell Genesys. The form of the Development License and Commercialization Agreement is attached as Exhibit II to the Option Agreement.

1.39. "Development Information" shall have the meaning set forth in Section 4.2 of the Option Agreement.

1.40. "Development Products" shall be the adenovirus vectors described in Exhibit VI (Development Products) to the Option Agreement.

1.41. "Deviating Bulk Product" shall mean a Bulk Product affected by any Deviation.

1.42. "Deviation" shall mean any failure of a Bulk Product to conform to the Specifications, cGMP or the quality requirements set forth the Supply and QA Agreement.

1.43. "Devices" shall mean the unfilled vials or other appropriate devices that are required for filling of Bulk Products in accordance with the Specifications.

1.44. "Disclosing Party" shall mean the party disclosing its proprietary Confidential Information.

1.45. "Distribution Costs" shall have the meaning set forth in the Financial Appendix.

1.46. "Early Selection Criteria" or "ESC" shall have the meaning set forth in Exhibit III to the Option Agreement.

1.47. "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products.

1.48. "EU" shall mean the European Union.

1.49. "Excluded Costs" shall have the meaning set forth in Section 6.3.3(iii) of the Development License and Commercialization Agreement.

1.50. "Exercise Notice" shall have the meaning ascribed to it in Section 4.7 of the Option Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.51. "FCA" shall mean have the meaning set forth in Section 5.2(d) of the Manufacturing and Supply Agreement.

1.52. "FDA" shall mean the United States Food and Drug Administration.

1.53. "Fee" shall have the meaning ascribed to it in Section 3.1 of the Option Agreement.

1.54. "Field" [*]

1.55. "Finance Sub-Committee" shall have the meaning set forth in the Financial Appendix.

1.56. "Financial Appendix" shall mean the Financial Appendix attached as Exhibit IV to the Option Agreement.

1.57. "Finished Product" shall mean any formulation or dosage of the Option Product in finished form for Commercial Use approved by the applicable Regulatory Authority(ies), including all product labeling or other package inserts or materials required by the applicable Regulatory Authority(ies).

1.58. "Firm Order" shall mean have the meaning set forth in Section 5.2(b) of the Manufacturing and Supply Agreement.

1.59. "First Commercial Sale" shall mean the first commercial sale of the Option Product by Novartis or an Affiliate or sublicensee of Novartis and/or Cell Genesys in a country in the Option Territory following Regulatory Approval of the Option Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which the Option Product is first commercially launched in such country.

1.60. "Fully Burdened Manufacturing Cost" shall have the meaning set forth in the Financial Appendix.

1.61. "General and Administrative Costs" shall have the meaning set forth in the Financial Appendix.

1.62. "Gross Sale Price" shall have the meaning set forth in the Financial Appendix.

1.63. "HSE Procedures" shall mean have the meaning set forth in Section 2.1(f) of the Manufacturing and Supply Agreement

1.64. "Improvements" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.65. "IND" means the investigational new drug application relating to the Development Period or Substitute Product, as the case may be, filed with the FDA pursuant to United States Code published at 21 U.S.C. 355(i) and corresponding regulations at 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing in another country in the Option Territory.

1.66. "Indication" shall mean any human indications which can be treated, prevented or cured or whose progressions can be delayed.

1.67. "IP" shall mean intellectual property of all types, including, without limitation, Patents, copyrights, trademarks, service marks, trade dress, trade secrets, know-how, technology, data, invention (whether patented or not), data exclusivity, orphan drug exclusivity and other marketing exclusivity, and registrations and applications for registration of the foregoing.

1.68. "Joint Development Committee" or "JDC" shall have the meaning set forth in Section 3.5 of the Development License and Commercialization Agreement.

1.69. "Joint Patents" shall have the meaning set forth in Section 8.1.4 of the Development License and Commercialization Agreement.

1.70. "Know-How" means all proprietary material and information, including data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, whether or not patentable or confidential, that are Controlled by a party to the Option Agreement or its Affiliates and that relate to the discovery, development, utilization, manufacture or use of any Products, including but not limited to processes, techniques, methods, products, materials and compositions.

1.71. "Launch Date" shall mean, for a particular Option Product, the date determined by the JDC as the date for commencing the manufacture of Bulk Product for such particular Option Product for the purposes of First Commercial Sale.

1.72. "Laws" shall mean any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

1.73. "Liaisons" shall have the meaning ascribed to it in Section 2.2(a) of the Development and Option Agreement.

1.74. "Licensed Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.75. "Losses" means all losses, obligations, liabilities, damages, costs and expenses, including reasonable attorney's fees.

1.76. "MAA" shall mean the Marketing Authorization Application for authorization for marketing of an Option Product in the European Union as defined in the applicable regulations and directives and filed with the competent European health authorities.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.77. "Major Markets" shall mean each of (i) the United States, (ii) the European Union and (iii) other countries in the Option Territory which had been expected by Novartis to generate aggregate sales amounting to [*] of Novartis' expected Gross Sales of the Bulk Product (in its finished packaged form).

1.78. "Manufacturing and Supply Agreement" shall mean the Manufacturing and Supply Agreement(s) to be entered into between Novartis and Cell Genesys. The form of the Manufacturing and Supply Agreement is attached as Exhibit V to the Option Agreement.

1.79. "Manufacturing Responsibilities" shall have the meaning set forth in Section 3.3 of the Manufacturing and Supply Agreement.

1.80. "Manufacturing Standards" shall have the meaning set forth in Section 2.1 of the Manufacturing and Supply Agreement

1.81. "Marketing Costs" shall have the meaning set forth in the Financial Appendix.

1.82. "Marketing Sample" shall mean a sample of the Option Product in Finished Product from to be distributed free of charge to physicians and hospitals for promotional purposes.

1.83. "Materials" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.84. "Novartis Development Program" shall have the meaning set forth in Section 3.1 of the Development License and Commercialization Agreement.

1.85. "Novartis Inventions" shall mean all inventions, discoveries and/or improvements made by Novartis or Novartis' Affiliates that may be subject to a Patent.

1.86. "Novartis Know-How" shall mean all Know-How Controlled by Novartis relating to an Option Product.

1.87. "Novartis Patents" shall mean any Patents Controlled by Novartis, and Novartis' interest in any Joint Patent, having one or more Valid Claims covering the Option Product or its manufacture or use, to the extent such Patents arise out of work performed pursuant to the Option Agreement and the Development License and Commercialization Agreement.

1.88. "Novartis Technology" shall mean, collectively, the Novartis Patents and Novartis Know-How.

1.89. "NDA" shall mean a New Drug Application for authorization for marketing of a Option Product in the United States of America as defined in the applicable laws and regulations and filed with the FDA.

1.90. "Net Profits" or "Net Losses" shall have the meaning set forth in the Financial Appendix.

1.91. "Net Sales" shall have the meaning set forth in the Financial Appendix.

1.92. "Option" shall have the meaning set forth in Section 4.5 of the Option Agreement.

1.93. "Option Agreement" shall mean the Product Development and Option Agreement, dated as of the Closing, between Novartis and Cell Genesys.

1.94. "Option Period" shall have the meaning set forth in Section 4.4 of the Option Agreement.

1.95. "Option Product" shall mean a Product Candidate with respect to which Novartis has exercised an Option pursuant to the Option Agreement. In each Development License and Commercialization Agreement governing a particular Option Product, the parties shall duly describe such Option Product in Exhibit I attached to such Development License and Commercialization Agreement.

1.96. "Option Product Materials" shall mean (i) biological or chemical substances relating to the Option Product, including, cell lines containing the adenovirus vector, and (ii) documentation relating to the production and maintenance of the foregoing.

1.97. "Option Territory" shall mean all the countries in the world except for China.

1.98. "Other Operating Income/Expenses" shall have the meaning set forth in the Financial Appendix, attached as Exhibit IV to the Option Agreement.

1.99. "Other Products" shall mean the following adenovirus vectors: [*] and adenovirus vectors using Target Technology IP.

1.100. "Other Research and Development Programs" shall have the meaning set forth in Section 2.2 of the Option Agreement.

1.101. "Patents" means all patents and patent applications (and the patents resulting therefrom) existing at the Effective Date, and all patent applications (and the patents resulting therefrom) hereafter filed during the term of the Patent Assignment and License Agreement and Development License and Commercialization Agreement, including any reissues, reexaminations, extensions (including any supplementary protection certificate), continuations, continuations-in-part (to the extent the claims thereof are supported by the specifications of patent applications otherwise included herein), divisions, provisionals, substitute applications, registration patents or patents of addition based on any such patent and all foreign counterparts of any of the foregoing.

1.102. "PDP " shall have the meaning set forth in Section 2.1(a) of the Option Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.103. "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.104. "Phase I Clinical Trials" shall mean the initial portion of the clinical development that provides for the continued trials of pharmaceutical product on sufficient numbers of patients to establish safety and tolerability.

1.105. "Phase II Clinical Trial" shall mean that portion of the clinical development that provides for the continued trials of a pharmaceutical product on sufficient numbers of patients to establish safety and tolerability.

1.106. "Post Proof of Concept Development Program" or "Novartis Development Program" shall mean activities associated with development of the Option Product, including (a) manufacture and formulation of the Option Candidate for Clinical Trials; (b) planning, implementation, evaluation and administration of human Clinical Trials, manufacturing process development and scale-up for the commercial manufacture of the Option Product; (c) preparation and submission of applications for Regulatory Approval in connection therewith; and (d) post-market surveillance of approved drug Indications, as required or agreed as part of a marketing approval by any Regulatory Authority.

1.107. "Processing" shall mean any and all processing operations, including packaging for shipment, carried out by or on behalf of Cell Genesys in the preparation of the Bulk Product under the Manufacturing and Supply Agreement in accordance with the Processing Procedures.

1.108. "Processing Procedures" shall mean have the meaning set forth in Section 2.1(c) of the Manufacturing and Supply Agreement

1.109. "Product Candidate" shall mean a Development Product or Substitute Product that has successfully completed the Proof of Concept Study.

1.110. "Product Marketing Plan" shall mean the product marketing plan defined by Novartis for an Option Product in connection with the Co-Promotion.

1.111. "Products" shall mean, collectively, the Development Products, Substitute Products, Other Products and Additional Products.

1.112. "Proof of Concept Study" shall mean, with respect to each Development Product or Substitute Product (if applicable), a Phase I study rolling over into a Phase II study which includes a safety evaluation component (Phase I) designed to determine a safe and practical dose for further evaluation of the Development Product or Substitute Product (if applicable), and an efficacy evaluation component (Phase II) in which patients are evaluated for evidence of clinical activity of the Development Product or Substitute Product (if applicable) administered at a safe and practical dose. This Phase I study rolling over into a Phase II study shall include sufficient eligible patients as outlined in an IND submitted to Regulatory Authorities in writing. This Phase I study rolling over into a Phase II study will be conducted in approximately twenty-five (25) to thirty (30) evaluable patients.

1.113. "Quality Assurance" shall mean the quality assurance implemented in accordance with and subject to the Supply and QA Agreement.

1.114. "Receiving Party" shall mean party receiving Confidential Information of the other Party.

1.115. "Refused Product Candidate" shall have the meaning set forth in Section 4.7 of the Option Agreement.

1.116. "Registration" shall mean any and all governmental approvals necessary and/or required to be granted by a regulatory authority for the manufacturing, import, marketing, distribution and sale of the Bulk Product as labeled, packaged and presented for sale to the pharmaceutical trade.

1.117. "Regulatory Approval" shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of an Option Product in that country, including, without limitation and where applicable, approval of use, storage, import, transport, sale, labeling, price, reimbursement and manufacturing. "Regulatory Approval" in the United States shall mean final approval of a BLA or NDA, if applicable, pursuant to United States Code published at 21 U.S.C. 355 and corresponding regulations at 21 C.F.R. Part 314, permitting marketing of the applicable drug product in interstate commerce in the United States. "Regulatory Approval" in the European Union shall mean final approval of the MAA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.118. "Regulatory Authority" shall mean any governmental authority in any country or group of countries competent to grant approval of use, storage, import, transport, sale labeling, pricing and manufacturing for an Option Product.

1.119. "Rejected Product" shall mean any Other Product or Additional Product that has been previously offered by Cell Genesys to Novartis under Section 2.2(b) of the Option Agreement that has been rejected by Novartis, but excluding any such Other Product or Additional Product, which when offered to Novartis, was not going under or had not completed a Phase I study.

1.120. "Relevant Cell Genesys Patents" shall have the meaning set forth in Section 8.1.1 of the Option Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.121. "Research Program" shall mean all research and development activities undertaken by Cell Genesys with respect to each Development Product and Substitute Product designed to complete the Development Information criteria.

1.122. "Royalty Costs" shall mean have the meaning set forth in the Financial Appendix.

1.123. "Sales Costs" shall have the meaning set forth in the Financial Appendix.

1.124. "Sales Report" shall mean a written report or written reports showing each of (i) the Net Sales of each Product in each country in the Option Territory during the reporting period by any party selling a Product and each Affiliate, licensee and sublicensee who sells a Product; (ii) the royalties, payable in U.S. Dollars in respect of such sales and the basis of calculating those royalties; (iii) withholding taxes, if any, required by law to be deducted in respect of any such sales; (iv) the exchange rates used in converting into U.S. Dollars, from the currencies in which sales were made, any payments due which are based on Net Sales; and (v) dispositions of Products other than pursuant to arm's-length sales exclusively for cash.

1.125. "Sales Returns and Allowances" shall have the meaning set forth in the Financial Appendix.

1.126. "Specifications" shall mean have the meaning set forth in Section 2.1(b) of the Manufacturing and Supply Agreement.

1.127. "Subscription Agreement" shall mean the Subscription Agreement, dated July 23, 2003, among Novartis AG, Genetic Therapy, Inc. and Cell Genesys.

1.128. "Substitute Development Costs" shall mean development costs directly attributed to and incurred by Cell Genesys in connection with the development of a Substitute Product, which development costs are in excess of the Fee.

1.129. "Substitute Product" shall mean a product (including any derivatives or back-ups to the Development Products) that is substituted for any of the Terminated Development Products.

1.130. "Supply and QA Agreement" shall mean have the meaning set forth in Section 2.1(e) of the Manufacturing and Supply Agreement.

1.131. "Target Technology IP" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.132. "Technical Information" shall mean all documents and materials generated by Novartis and Cell Genesys and any Subcontractors, as the case may be, as well as all written amendments thereto, including, without limitation, manufacturing and quality control instructions or requirements under any quality control agreements between the parties (including the Supply and QA Agreement), and specifications necessary to manufacture, label, package Bulk Products, store, handle, stability test, quality control test and release Bulk Products in accordance with the Manufacturing and Supply Agreement.

1.133. "Terminated Development Product" shall have the meaning set forth in Section 2.4 of the Option Agreement.

1.134. "Third Party" shall mean any Person that is not a party or an Affiliate of any party to the Transaction Documents.

1.135. "Third Party Obligations," with respect to a party and a particular Product, shall mean any actual, due and payable amounts by such party to a Third Party pursuant to a licensing arrangement with such Third Party. For the avoidance of any doubt, "Third Party Obligations" of Cell Genesys shall include the reimbursement to Novartis of royalties and other costs under Section 4.5 of the Assignment and License Agreement.

1.136. "Transaction Documents" shall mean the Assignment and License Agreement, the Subscription Agreement, Employee Side Letter between Cell Genesys and Genetic Therapy, Inc., the Option Agreement, the Development License and Commercialization Agreement and the Manufacturing and Supply Agreement.

1.137. "Transaction Patents" shall have the meaning set forth in Section 1 of the Assignment and License Agreement.

1.138. "USD" or "US Dollars" shall mean the legal tender (currency) in the United States of America.

1.139. "Valid Claim" shall mean a claim (a) of an issued and unexpired Patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise, or (b) of any patent application included in the Patents that has not been cancelled, withdrawn or abandoned or been pending for more than seven (7) years.

1.140. "Validation" shall mean the validation in accordance with the Validation Plan set forth in Annex 5 attached to the Manufacturing and Supply Agreement.

1.141. "Validation Plan" shall mean have the meaning set forth in Section 2.1(d) of the Manufacturing and Supply Agreement.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT VIII

OPTION AGREEMENT

CONFIDENTIALITY APPENDIX

1.1. Undertaking

During the term of the Transaction Documents, each party thereunder shall keep confidential, and, other than as provided herein or in the Transaction Documents, shall not use or disclose, directly or indirectly, any trade secrets, or confidential or proprietary information, or any other knowledge, information, documents or materials, owned, possessed or otherwise controlled by the other party, whether in tangible or intangible form ("Confidential Information").

(a) Each party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized Persons or entities from obtaining or using such information.

(b) Each party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Each party may disclose such information to its officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the development or manufacture of applicable Products, to the extent necessary to enable such parties to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided that such officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information at least as restrictive as those contained herein which shall be by the Receiving Party at the instance of the Disclosing Party.

(c) Each party shall be liable for any unauthorized use and disclosure of such information by its officers, employees and agents and any such licensees, sublicensees and subcontractors.

1.2. Exceptions

Notwithstanding the foregoing, the provisions of Section 1.1 hereof shall not apply to the disclosure of knowledge, information, documents or materials, which the Receiving Party can establish by clear and convincing evidence:

(a) have entered the public domain without such party's breach of any obligation owed to the Disclosing Party;

(b) are permitted to be disclosed by the prior written consent of the Disclosing Party;

(c) are or have become known to the Receiving Party from a source other than the Disclosing Party, other than by breach of an obligation of confidentiality owed to the Disclosing Party;

(d) are independently developed by the Receiving Party without reference to or reliance upon knowledge, information, documents or materials of the Disclosing Party and without breach of this Confidentiality Appendix as established by contemporaneous written records; or

(e) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend litigation or to comply with governmental laws or regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes all reasonable and lawful actions to avoid or minimize the degree of such disclosure.

1.3. Publicity

(a) Except as otherwise set forth in this Section 1.3 or as required by Law, the parties will agree upon the timing and content of all press releases or other public communications relating to the Transaction Documents and the transactions contemplated herein, which agreement will not be unreasonably withheld or delayed.

(b) Once any press release or other public communication has been approved in accordance with this Section 1.3, either party or its Affiliates may communicate the information contained in such approved release or communication without restriction.

(c) A party may disclose the existence and terms of the Transaction Documents and the status of transactions described herein under obligations of confidentiality to agents, advisors, contractors and investors in connection with such party's activities hereunder (the "Receiving Party's Representatives") and in connection with such party's financing activities provided that the Receiving Party's Representatives will be bound by the same confidentiality obligation set out herein.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.4 Survival

The provisions of this Confidentiality Appendix shall survive the termination of the last to expire Transaction Document and shall extend for a period of ten (10) years from the date thereof.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.